Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG:

MAPFRE U.S.A. CORP.

SPLASH MERGER SUB, INC.

and

SAFETY INSURANCE GROUP, INC.

DATED AS OF

JULY 23, 2026

Article I	The Merger	2

Article II	The Surviving Corporation	6

Section 2.1	Certificate of Incorporation	6
Section 2.2	Bylaws	6
Section 2.3	Directors and Officers	7

Article III	Representations and Warranties of the Company	7

Article IV	Representations and Warranties of Parent and Merger Subsidiary	25

Article V	Covenants	28

Article VI	Conditions to Merger	44

Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger	44
Section 6.2	Additional Parent and Merger Subsidiary Conditions	45
Section 6.3	Additional Company Conditions	45

Article VII	Termination	46

Section 7.1	Termination	46
Section 7.2	Notice of Termination	47
Section 7.3	Effect of Termination	47
Section 7.4	Termination Fees	48

Article VIII	Miscellaneous Provisions	49

Exhibit A	Definitions

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of July 23, 2026 (the “Agreement Date”), by and among MAPFRE U.S.A. CORP., a Massachusetts corporation (“Parent”), Splash Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Subsidiary”), and Safety Insurance Group, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Subsidiary shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Transactions and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, as a condition and inducement to Parent and Merger Subsidiary to enter into this Agreement, each of the directors and executive officers of the Company that beneficially owns shares of Company Common Stock has executed and delivered to Parent a voting agreement in a form mutually agreeable to Parent and the Company (collectively, the “Voting Agreements”).

WHEREAS, the board of directors of Parent has unanimously approved and declared advisable this Agreement and the Transactions;

WHEREAS, the board of directors of Merger Subsidiary has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of Merger Subsidiary and the sole stockholder of Merger Subsidiary, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the sole stockholder of Merger Subsidiary adopt this Agreement and approve the Transactions and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Subsidiary for its adoption;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, MAPFRE S.A. has delivered to Parent the Equity Commitment Letter, dated as of the Agreement Date (the “Equity Commitment Letter”);

WHEREAS, Parent shall, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the Transactions in its capacity as sole stockholder of Merger Subsidiary; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows:

Article I
The Merger

Section 1.1             The Merger.

(a)           Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), as of and at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) as a wholly-owned direct Subsidiary of Parent.

(b)           The consummation of the Merger shall take place at a closing (the “Closing”) to be held remotely via electronic transmission of related documentation or similar means, on the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing actually occurs pursuant hereto is referred to herein as the “Closing Date.”

(c)           At the Closing, the Company shall file a certificate of merger in requisite and customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the certificate of merger). The time as of which the Merger becomes effective is referred to herein as the “Effective Time.”

(d)           From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

Section 1.2             Conversion of Shares of Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Subsidiary:

(a)           Except as otherwise provided in Section 1.2(b), Section 1.4, Section 1.5(a) or Section 1.5(b), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive $105.00 in cash, without interest (such amount, as may be adjusted in accordance with Section 1.7, the “Merger Consideration”), subject to any applicable withholding, and each holder of (i) a certificate formerly representing any such shares of Company Common Stock (each, a “Certificate”) or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Article I;

(b)            Each share of Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Subsidiary or any other Subsidiary of Parent or any Company Subsidiary (other than, in each case, shares of Company Common Stock that are held in a fiduciary or agent capacity and are beneficially owned by third parties) immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment shall be made with respect thereto; and

(c)            Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.3             Surrender and Payment.

(a)            Prior to the Effective Time, Parent shall appoint a nationally recognized exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration as provided in this Article I. Contemporaneously with or prior to the Effective Time, Parent shall deposit with (or shall cause to be deposited with) the Exchange Agent cash sufficient to pay the full Merger Consideration as provided in this Article I in respect of shares of Company Common Stock (the “Exchange Fund”). If, for any reason (including losses) the Exchange Fund is inadequate to pay the Merger Consideration as provided in this Article I in respect of the shares of Company Common Stock, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit with the Exchange Agent additional cash sufficient to pay all such amounts, and Parent and the Surviving Corporation shall in any event be liable for the timely payment thereof. All cash deposited with the Exchange Agent shall only be used for the purposes provided in this Agreement. Any income from investment of the Exchange Fund will be payable to the Surviving Corporation. Promptly after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), Parent shall cause the Exchange Agent to send to each holder of shares of Company Common Stock as of immediately prior to the Effective Time (other than the Company, Parent, Merger Subsidiary or any Company Subsidiary or Parent) a letter of transmittal, in form and substance reasonably approved by the Company prior to the Effective Time, and instructions for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent).

(b)            Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of such holder’s shares of Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until the Merger Consideration in respect of a given Certificate or Book-Entry Share has been paid, such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest will be paid or accrue on any Merger Consideration payable upon the surrender or transfer of any Certificate or Book-Entry Share.

(c)            If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a transferred share of Company Common Stock is registered, it shall be a condition to such payment that (i) such share of Company Common Stock must be properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other Taxes required to be paid as a result of such payment to a Person other than the registered holder of such share of Company Common Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)            At or after the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e)            Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Certificates or Book-Entry Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Certificates or Book-Entry Shares immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)            The agreement with the Exchange Agent shall provide that the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent, the Surviving Corporation or the Exchange Agent from making the payments required by this Article I, and (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent. To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by this Article I; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Exchange Agent on behalf of Parent) to promptly pay the cash amounts contemplated by this Article I for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Exchange Agent to make the payments contemplated by this Article I.

(g)           Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(h)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (including a customary indemnity in respect thereof), the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article I.

Section 1.4             Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled in accordance with Section 1.2(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be cancelled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto except such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2(a), without interest and subject to any applicable withholding, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be, in compliance with Section 1.3. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL, in all cases consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

Section 1.5             Company Equity Awards.

(a)           Company RSAs. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSAs, all Company RSAs which are outstanding as of immediately prior to the Effective Time shall, to the extent not vested, become fully vested and shall be cancelled at the Effective Time, with the former holder of such cancelled Company RSA becoming entitled to receive in consideration of the cancellation of such Company RSA, an amount in cash (without interest and subject to deduction for any required withholding as contemplated in Section 1.6) equal to the product of (x) the Merger Consideration multiplied by (y) the number of shares of Company Common Stock subject to such Company RSA (the “Company RSA Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSA Merger Consideration, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, on the Closing Date. In addition, on the Closing Date, the Company shall pay each holder of Company RSAs an amount equal to all accrued and unpaid cash dividends that would have been paid on the number of shares of Company Common Stock subject to such Company RSAs as if they had been issued and outstanding from the date of grant up to, and including, the Effective Time (less required withholdings as provided in Section 1.6).

(b)            Company PSAs. Neither the Surviving Corporation nor Parent shall assume any Company PSA or substitute for any Company PSA any similar award for Surviving Corporation or Parent stock, in connection with the Merger or the other Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company PSAs, each Company PSA (i) shall, to the extent not vested, become fully vested; provided that to the extent that such award is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the level of performance as set forth in Section 1.5(b) of the Company Disclosure Schedules and (ii) shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the applicable number of shares of Company Common Stock subject to such Company PSA (the “Company PSA Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Company PSA Merger Consideration, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, on the Closing Date. In addition, on the Closing Date, the Company shall pay each holder of Company PSAs an amount equal to all accrued and unpaid cash dividends that would have been paid on the number of so-determined earned shares of Company Common Stock subject to such Company PSAs as if they had been issued and outstanding from the date of grant up to, and including, the Effective Time (less required withholdings as provided in Section 1.6).

(c)           The Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) and the Company, as applicable, shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Company Stock Plan as may be necessary; provided, however, that such actions shall not include the obligation to seek any consent, acknowledgment, representation, covenant or release from any holder of any Company Equity Award.

Section 1.6           Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Exchange Agent, Surviving Corporation, Parent and their respective Affiliates and agents shall be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates or agents, as the case may be, deducts or withholds amounts and remits such amounts to the proper Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid.

Section 1.7            Adjustments to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall, as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 1.7 shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement, including Section 5.2.

Article II
The Surviving Corporation

Section 2.1             Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL. For the avoidance of doubt, such certificate of incorporation shall comply in all respects with the provisions of Section 5.9.

Section 2.2             Bylaws. At the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL. For the avoidance of doubt, such bylaws shall comply in all respects with the provisions of Section 5.9.

Section 2.3             Directors and Officers.

(a)           At the Effective Time, the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)           At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Corporation.

Article III
Representations and Warranties of the Company

Except as set forth in (i) the reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) publicly filed or furnished by the Company with the United States Securities and Exchange Commission (the “SEC”) or publicly filed by the Company with the SEC in connection with this Agreement or the Transactions (collectively, the “Company SEC Reports”), in each case, prior to the Agreement Date but on or after January 1, 2024 (excluding, in each case, any disclosures contained (other than those disclosures which relate to specific historical events or circumstances affecting the Company) under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature), in each case, or (ii) the Company Disclosure Schedules delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 3.1            Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such power or authority, the lack of which would not reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the certificate of incorporation and bylaws of the Company are incorporated by reference as exhibits to the Company SEC Reports (the “Company Charter Documents”).

Section 3.2             Capitalization.

(a)            The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”), of which 22,400 have been designated as Series A 6.0% Cumulative Senior Preferred Stock, par value $0.001 per share. As of the close of business on July 17, 2026 (the “Capitalization Date”): (A) 14,680,482 shares of Company Common Stock were issued and outstanding, including unvested Company RSAs and Company PSAs (assuming all applicable performance conditions with respect to such Company PSAs are satisfied at target levels); (B) no shares of Company Preferred Stock were issued or outstanding; (C) 3,419,947 shares of Company Common Stock were held by the Company in its treasury; (D) 72,908 shares of Company Common Stock were subject to vesting pursuant to outstanding Company RSAs; (E) 170,932 shares of Company Common Stock were subject to vesting pursuant to outstanding Company PSAs (assuming all applicable performance conditions with respect to such Company PSAs are satisfied at maximum levels); and (F) 160,334 shares of Company Common Stock were reserved for the future grant of Company Equity Awards under the Company Stock Plan (excluding shares reserved for issuance upon settlement of the Company RSAs). Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan, or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. As of the Agreement Date, there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Equity Interests of the Company. Other than the Company Common Stock there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. As of the Agreement Date, other than the Voting Agreements, neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any of its Equity Interests, other than as may be set forth in the organizational documents of any wholly-owned Company Subsidiary.

(b)           Except as set forth in Section 3.2(a), and other than Equity Interests reserved for issuance or issued in compliance with Section 5.2(b)(ii), no Equity Interests of the Company were issued, reserved for issuance or outstanding. Since the Capitalization Date, other than issuances of Equity Interests in compliance with Section 5.2(b)(ii), the Company has not issued any Equity Interests of the Company (other than in connection with the exercise, settlement or vesting of Company Equity Awards in accordance with their respective terms) or granted any Company Equity Awards. Except as set forth in Section 3.2(a), there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Company or (ii) obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c)           Section 3.2(c) of the Company Disclosure Schedules sets forth, as of the Capitalization Date, a list of the holders (by name or employee identification number) of Company Equity Awards, including (to the extent applicable) the date on which each such Company Equity Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award (assuming all applicable performance conditions with respect to such Company PSAs are satisfied at maximum levels), the expiration date of such Company Equity Award and the price at which such Company Equity Award may be exercised (if any) under an applicable Company Stock Plan and the unvested status of such Company Equity Award. All shares of Company Common Stock issuable upon the settlement of Company RSAs or Company PSAs have been duly reserved for issuance by the Company.

Section 3.3             Authorization; No Conflict.

(a)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, subject to the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)           At a meeting duly called and held, the Company Board has (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Transactions (such recommendation, the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption.

(c)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no approval by, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws, (iii) compliance with any applicable requirements under FDI Laws, (iv) compliance with any applicable requirements of the Insurance Regulatory Laws (together with the HSR Act, the Antitrust Laws and the FDI Laws, the “Regulatory Laws”), (v) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws, (vi) compliance with any applicable rules of Nasdaq, and (vii) any approvals or filings the failure of which to obtain or make would not reasonably be expected to have a Company Material Adverse Effect.

(d)           The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents, (ii) assuming compliance with the matters referred to in Section 3.3(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 3.3(c), require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation or acceleration of, any Company Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, except, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4             Subsidiaries.

(a)           The Company has delivered or made available to Parent a complete and accurate list as of the Agreement Date of each of the Company Subsidiaries and their respective jurisdictions of organization. Complete and correct copies of the certificate of incorporation and bylaws of each Company Subsidiary as of the Agreement Date have been provided to Parent. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business as a domestic or resident corporation, foreign corporation, limited liability company or other legal entity, and is in good standing (to the extent such jurisdiction recognizes such concept), in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           All of the outstanding Equity Interests in each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights, and such Equity Interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. The Company or a Company Subsidiary owns, directly or indirectly, all of the issued and outstanding Equity Interests of each Company Subsidiary. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the Equity Interests of any Company Subsidiary.

(c)           There are no outstanding commitments, agreements, arrangements or undertakings of any kind to which any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Company Subsidiaries or (ii) obligating any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

Section 3.5             SEC Reports and Financial Statements.

(a)            The Company has timely filed with or furnished to, as applicable, the SEC all forms, reports, schedules, certifications, statements and other documents required to be publicly filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2024. Each of the Company SEC Reports (i) was prepared in accordance in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, including the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed with or furnished to the SEC or, if amended, supplemented or superseded, as of the date of the most recent amendment, supplement or filing (or, in the case of any registration statement or proxy statement, on the applicable date of effectiveness or the date of the relevant meeting, respectively, and, if amended or supplemented, on the date of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD under the Exchange Act. Since January 1, 2024 through the Agreement Date, the Company has not received from the SEC any written comments or questions with respect to any of the Company SEC Reports that are not resolved as of the Agreement Date, or, as of the Agreement Date, has received any written notice from the SEC that such Company SEC Reports are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the Agreement Date, any investigation or review being conducted by the SEC of any Company SEC Reports. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file with the SEC any forms, reports, schedules, certifications, statements and other documents. No executive officer of the Company required to make a certification under Sections 302 or 906 of the Sarbanes-Oxley Act has failed to make the certifications required of such executive officer under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports.

(b)           The consolidated balance sheets and the related consolidated statements of operations, comprehensive income or loss, changes in stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by SEC rules, including Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated statements of operations, income or loss, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments), except to the extent that information contained in such Company SEC Report has been amended, modified or supplemented (prior to the Agreement Date) by a subsequent Company SEC Report.

(c)           The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.

(d)           The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e)            There are no liabilities or obligations of the Company or any Company Subsidiary, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed and provided for in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, or in the Company’s most recent Quarterly Report on Form 10-Q (the “Latest Balance Sheet,” and the date of the Latest Balance Sheet, the “Latest Balance Sheet Date”), in each case, filed by the Company with the SEC prior to the Agreement Date, (ii) liabilities or obligations incurred in connection with the Transactions, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since filing the Latest Balance Sheet Date, (iv) liabilities or obligations incurred in the ordinary course of business under Contracts to which the Company or any Company Subsidiary is a party (other than any liability for material breaches of Contracts, breaches of warranty, tort, infringement or violation of Law), (v) liabilities or obligations owed by one wholly-owned Company Subsidiary to another wholly-owned Company Subsidiary or the Company, or owed by the Company to any wholly-owned Company Subsidiary, or (vi) liabilities or obligations that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6             Absence of Material Adverse Changes, etc. Except for actions expressly contemplated by this Agreement and matters related to the process leading up to the execution of this Agreement, (a) between December 31, 2025 and the Agreement Date, the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice; (b) since the Latest Balance Sheet Date, there has not occurred any change, event, occurrence or development (each, a “Change”) that would reasonably be expected to have a Company Material Adverse Effect; and (c) between December 31, 2025 and the Agreement Date, neither the Company nor any of the Company Subsidiaries have taken any action that would have constituted a breach of clauses (i), (iv), (v), (ix), (xiv) or (xviii) of Section 5.2, had the covenants therein applied between December 31, 2025 and the Agreement Date.

Section 3.7             Litigation. There are no Legal Proceedings (other than investigations) pending or, to the Knowledge of the Company, investigations pending or Legal Proceedings threatened, to which the Company or any of the Company Subsidiaries is a party that would reasonably be expected to have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of the Company Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8             Broker’s or Finder’s Fees. Except for the Person set forth on Section 3.8 of the Company Disclosure Schedules or any of its Affiliates (the “Company Financial Advisor”), no agent, broker or other firm engaged by the Company or any Company Subsidiary or acting on behalf of the Company or any Company Subsidiary is or will be entitled to any advisory or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 3.9             Employee Plans.

(a)            Section 3.9(a) of the Company Disclosure Schedules sets forth a complete and accurate list as of the Agreement Date of each current material Company Plan (other than: (i) any offer letter or other employment Contract that is terminable “at-will” or is terminable upon thirty (30) days’ notice or less and does not provide for severance, retention, change of control, transaction or similar payments or benefits (other than advanced notice of termination periods required to be made by the Company or any Company Subsidiaries under applicable Law), (ii) any consulting services Contract that is terminable upon thirty (30) days’ notice or less, or (iii) any individual equity award grant notice or award agreement on the Company’s standard forms of equity award grant notice and agreement in the forms made available to Parent).

(b)           With respect to each Company Plan set forth on Section 3.9(a) of the Company Disclosure Schedules, the Company has made available to Parent a true and correct copy of, as applicable: (i) each written Company Plan and all amendments thereto, if any, or, with respect to any unwritten Company Plan, a summary of the material terms thereof; (ii) the current summary plan description of each Company Employee Benefit Plan and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service or other Governmental Authority; (iv) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Authority, if any; (v) all material notices given to the administrator of such Company Employee Benefit Plan, the Company or any of the Company Subsidiaries by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority with respect to such Company Plan within the past three (3) years; and (vi) the most recent financial statements and actuarial or other valuation reports provided to the Company with respect thereto.

(c)            Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked or meets the requirements for such treatment and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially and adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or Tax under ERISA or the Code.

(d)           Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Employee Benefit Plan has been established, maintained and administered in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code; and (ii) to the Knowledge of the Company, all payments and contributions required to be made under the terms of any Company Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the Agreement Date.

(e)           Neither the Company nor any of its Company ERISA Affiliates has ever established, maintained, sponsored, participated in, or contributed to, or been obligated to contribute to, or has or has ever had any liability in respect of, any plan that: (i) is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (ii) is or was a “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) is or was a plan described in Section 413 of the Code. Each Company Plan that is a “group health plan,” as such term is defined in Code Section 5000(b)(1), complies with the applicable requirements of Code Section 4980B(f) in all material respects, and neither the Company, any of its Company Subsidiaries or any Company Plan provides, or reflects or represents any liability of any of the Company or any of its Company Subsidiaries to provide, health, life insurance or other welfare benefits after termination of employment, except as may be required by COBRA or other applicable Laws.

(f)            Neither the execution nor consummation of the Transactions will, either alone or in combination with another event, (i) entitle any employee of the Company or any Company Subsidiary to any severance pay or any other termination related payment, (ii) result in any payment (whether of bonus, incentive, retention, change in control, transaction, severance or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or other individual service provider of the Company or any Company Subsidiary; (iii) create any limitation or restriction on the right of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to merge, amend or terminate any Company Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code. Neither the Company nor any Company Subsidiary has any obligation to compensate, gross-up or otherwise reimburse any Person for any Taxes incurred under Section 4999 or 409A of the Code or otherwise.

Section 3.10           Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of such opinion and subject to the factors, qualifications, considerations, assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Subsidiary and their respective Affiliates).

Section 3.11           Taxes.

(a)            Except as would not reasonably be expected to have a Company Material Adverse Effect:

(i)            The Company and each Company Subsidiary has timely filed (taking into account any automatic extensions validly obtained in the ordinary course of business) all Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all respects. The Company and each Company Subsidiary has timely paid all Taxes due and payable by it (whether or not shown as due on any Tax Return), or, where payment is not yet due, the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) in the Company’s consolidated financial statements for such Taxes in accordance with GAAP. Neither the Company nor any Company Subsidiary has incurred any liability for Taxes since the date of the Company’s most recent consolidated financial statements outside of the ordinary course of business.

(ii)             There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

(iii)           There is no claim, audit, examination, assessment, action, suit or other proceeding currently pending or threatened in writing against or with respect to the Company or any Company Subsidiary in respect of any Taxes or Tax Return.

(iv)           Neither the Company nor any Company Subsidiary has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to any Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(v)            The Company and each Company Subsidiary has complied in all respects with all applicable Laws relating to the collection, payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3102 and 3402 of the Code or similar provisions of any state, local or foreign Law) and has, within the time and manner prescribed by Law, collected, withheld from and remitted to the applicable Governmental Authority all amounts required to be so collected, withheld and paid under applicable Laws. The Company and each Company Subsidiary has complied in all respects with, and its records contain all information and documents necessary to comply with, all requirements of the applicable Laws relating to information reporting and other similar filing requirements.

(vi)            Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign Law) by reason of a change in accounting method; (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) deferred revenue or prepaid amount received on or prior to the Closing Date; (E) intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19; or (F) change in the methodology of discounting unpaid losses under Section 846 of the Code made or required to be made by the Company or a Company Subsidiary on or prior to the Closing Date (other than any change in methodology required by a change in applicable Law or resulting from the Internal Revenue Service’s annual publication of discount factors or loss payment patterns).

(vii)          All related party transactions among or between the Company and one or more Company Subsidiary (or among or between any Company Subsidiaries) have been and are conducted at arm’s length and in compliance with applicable transfer pricing rules, including Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local or foreign Tax Law), in all respects. The Company and each Company Subsidiary has complied in all respects with the record maintenance requirements under Section 482 of the Code and any similar provisions of state, local or foreign Tax Law in connection with related party transactions among or between the Company and one or more Company Subsidiary (or among or between any Company Subsidiaries), and such related party transactions are supported by appropriate Tax documentation.

(viii)        (A) The Company and each Company Subsidiary, as applicable, has complied with all applicable requirements under the Code with respect to Insurance Contracts issued or entered into by the Company and/or such Company Subsidiary, including reporting, withholding and disclosure requirements, and has reported all distributions under such Insurance Contracts substantially in accordance with Tax Laws relevant to such Insurance Contracts and (B) neither the Company nor any Company Subsidiary has requested relief from the Internal Revenue Service concerning the qualification of any Insurance Contract under the Code and the Treasury Regulations promulgated thereunder.

(ix)            Each Company Insurance Subsidiary that is treated as a “domestic corporation” for United States federal income Tax purposes is subject to taxation under Section 832 of the Code and does not hold any life insurance reserves within the meaning of Section 816(b) of the Code.

(b)           Neither the Company nor any Company Subsidiary (i) is or has ever been a member of any consolidated, combined, unitary or affiliated group for Tax purposes, other than a group the common parent of which is the Company or (ii) has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by Contract, or as a transferee or successor.

(c)           Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) in the two (2) years prior to the Agreement Date.

(d)           Neither the Company nor any Company Subsidiary has received any written claim in the past five (5) years from a Governmental Authority in a jurisdiction in which the Company or the applicable Company Subsidiary does not file Tax Returns to the effect that the Company or any Company Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction, which claim has not been resolved on or prior to the Closing Date. The Company and each Company Subsidiary is resident for Tax purposes in the country of its incorporation or formation. Neither the Company nor any Company Subsidiary is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other taxable presence in that country.

(e)           Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law). Neither the Company nor any Company Subsidiary has been a party to, or otherwise been involved in, any scheme, arrangement, transaction or series of transactions of which a main purpose was the evasion, deferral, reduction or avoidance of Taxes.

(f)            Neither the Company nor any Company Subsidiary is a party to, is bound by or has any liability that has not been resolved on or prior to the Closing Date under any Tax sharing agreement, Tax indemnity agreement or any similar agreement, or has any contractual obligation to indemnify any other Person with respect to Taxes (other than any customary and commercially reasonable Tax indemnification provisions in Contracts entered into in the ordinary course of business a principal purpose of which is unrelated to Taxes).

(g)           Neither the Company nor any Company Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any Governmental Authority with respect to any Taxes.

(h)           The Company is not, nor has it been a “United States real property holding corporation” within the meaning of Section 897(c) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.12           Compliance with Laws.

(a)           Since January 1, 2024 through the Agreement Date, neither the Company nor the Company Subsidiaries is in violation of any Law applicable to the Company or the Company Subsidiaries or has been notified in writing by any Governmental Authority of any violation by the Company of, or any investigation with respect to any such Law, except for any such violation that would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2024, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiary has taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other applicable anti-bribery/corruption legislation promulgated by any Governmental Authority.

(c)           Each of the Company and the Company Subsidiaries is, and has been since January 1, 2024, in possession of all governmental franchises, licenses, permits, certifications, registrations, authorizations and approvals (“Permits”) necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such Permits, the lack of which would not reasonably be expected to have a Company Material Adverse Effect.

(d)           The Company does not engage in (i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); or (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800).

Section 3.13           Intellectual Property and Privacy and Data Protection.

(a)           Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each item of Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid (or validly applied for) and, other than applications for Company Registered Intellectual Property, enforceable (assuming registration where required for enforcement), and (ii) the Company and the Company Subsidiaries solely own all Company Intellectual Property, free and clear of all Liens other than Permitted Liens. Except as would not reasonably be expected to have a Company Material Adverse Effect, all necessary payments, documents, certificates and other actions currently due as of the Agreement Date in connection with any Company Registered Intellectual Property have been filed, made or done with the relevant patent, copyright, trademark or other authorities or registrar in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property.

(b)           Neither the Company nor any Company Subsidiary has granted, or permitted any person to retain, any exclusive rights that remain in effect to any Company Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole.

(c)          Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and Company Subsidiaries, taken as a whole, own all right, title, and interest in, or have the right to use, pursuant to a license or otherwise, in each case, free and clear of all Liens other than Permitted Liens, all Intellectual Property Rights that are used in or required to operate the businesses of the Company and Company Subsidiaries as currently conducted, and all such right, title and interest or right to use, respectively, shall survive unchanged upon consummation of the Merger; and (ii) with respect to any material in-license or out-license of Intellectual Property Rights to which the Company or any Company Subsidiary is a party, Company and Company Subsidiaries have not materially breached the agreement in which such license resides and to the Knowledge of the Company, no other party thereto has materially breached such agreement.

(d)           To the Knowledge of the Company and except as would not reasonably be expected to have a Company Material Adverse Effect, the Company’s and Company Subsidiaries’ conduct of their businesses as currently conducted does not infringe, violate, dilute or misappropriate the Intellectual Property Rights of any third party. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Legal Proceeding has been filed against the Company or any Company Subsidiary by any third party (and neither Company nor any Company Subsidiary has received any written threat or notice, including any “invitation to license” or similar letter) during the six (6) years before the Agreement Date (i) alleging that the conduct of the businesses of the Company or the Company Subsidiaries infringes, violates, dilutes or misappropriates the Intellectual Property Rights of any third party or (ii) challenging or contesting the ownership, validity, scope, registrability, enforceability or use of any Company Intellectual Property other than office actions in the ordinary course of prosecution of Company Registered Intellectual Property.

(e)            To the Knowledge of the Company and except as would not reasonably be expected to have, a Company Material Adverse Effect, no Person is misappropriating, infringing, diluting or violating any Company Intellectual Property or has done so. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Legal Proceeding has been filed against any third party by Company or any Company Subsidiary alleging any of the foregoing.

(f)            The Company and each of the Company Subsidiaries has taken commercially reasonable steps to protect the confidentiality of and their rights in, and prevent the unauthorized access, use, disclosure or misappropriation of, their confidential information and Trade Secrets that are material to the Company and the Company Subsidiaries and other material confidential information they have received from other Persons, except where failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, there is and has been no unauthorized access, use, disclosure or misappropriation by any Person of any such confidential information or Trade Secrets which is material to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have not put source code for any Company Products into escrow with a third Person for the benefit of a licensee or other contracting counterparty other than pursuant to Contracts entered into in the ordinary course of business containing customary contractual protections. All Persons who have contributed to the creation, invention, development of any material Company Intellectual Property, or of other material Intellectual Property Rights for Company or any Company Subsidiary, have (i) assigned via written agreement to the Company or the Company Subsidiaries all their rights, title and interests therein that do not vest with the Company and the Company Subsidiaries initially by operation of Law except to the extent such Intellectual Property Rights are not legally assignable and (ii) agreed in writing to reasonably appropriate confidentiality obligations with respect thereto and any other confidential information received in the course of activities for Company or any Company Subsidiary; except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(g)           Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to any Open Source Software that is bundled with, incorporated or embedded in, linked to, or otherwise integrated with any Company Product or other Software owned by the Company or any Company Subsidiary (“Company Owned Software”) or from which any Company Owned Software has been derived, neither the Company nor any Company Subsidiary, nor any other Person on their behalf, has bundled, incorporated, embedded, linked, integrated or otherwise used any such Open Source Software in a manner that requires or would require (or conditions the grant of any rights upon) any Company Owned Software (including any source code thereto), (A) to be disclosed or distributed in source code form, (B) to be licensed for purposes of preparing derivative works or (C) to be redistributed at no charge.

(h)           In the period since January 1, 2024, (i) the Company and the Company Subsidiaries have complied in all material respects with all applicable Laws pertaining to the privacy and security of Personal Information (“Privacy Laws”). Contract obligations, and their own respective privacy policies governing the collection, storage, use, disclosure and transfer of any Personal Information held by the Company or the Company Subsidiaries, and (ii) neither the Company nor any of the Company Subsidiaries has received a written material complaint from any Governmental Authority or any other third party regarding its collection, storage, use, disclosure or transfer of Personal Information that is pending or unresolved. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have not experienced any Security Breach that required written notification by the Company or a Company Subsidiary to the affected individuals or to any regulators under applicable Privacy Laws or that resulted in written notification to affected individuals, or caused material disruption to the Company’s or the Company Subsidiaries’ Business Systems in the period since January 1, 2024.

(i)             Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) since January 1, 2024, the Company and Company Subsidiaries have taken commercially reasonable actions designed to protect the security of the Business Systems, including using industry standard tools that are intended to scan for, remove and prevent Malicious Code; (ii) the Company and Company Subsidiaries, taken as a whole, own or otherwise have the legal right to use all Business Systems, and such Business Systems are sufficient for the needs of their businesses as currently conducted; (iii) the Company and Company Subsidiaries have implemented and maintain commercially reasonable disaster recovery and business continuity plans and procedures; and (iv) in the three (3) years prior to the Agreement Date, with respect to any of the Business Systems, there has not been any material failure that has not been remedied or replaced.

(j)             Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is under any obligation to license any Company Intellectual Property to any Governmental Authority or any university, academic or research institution (collectively, “Specified Entities”), and no Specified Entity has retained or received any license or other rights to any Company Intellectual Property, because the Company or any Company Subsidiary has received funding from a Specified Entity, or any personnel or resources of a Specified Entity were used in such development.

Section 3.14           Employment Matters.

(a)            Neither the Company nor any Company Subsidiary is, and has not been for the last three (3) years, a party to or otherwise bound by any collective bargaining agreement or similar contract with a labor union or labor organization (collectively, “CBAs”), nor is any CBA presently being negotiated and has not been negotiated in the prior three (3) years, nor, to the Knowledge of the Company, is there a representation campaign by a labor union or labor organization respecting any of the employees of the Company or any of the Company Subsidiaries pending and there has not been any such campaign in the prior three (3) years. As of the Agreement Date, there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries.

(b)           Section 3.14(b) of the Company Disclosure Schedules sets forth a true, accurate and complete list as of the Agreement Date of Company Employees, including the following information for each: (i) rate of base pay; (ii) date of hire; (iii) employing entity; (iv) their classification by the Company as exempt or non-exempt employee under the Fair Labor Standards Act (“FLSA”); (v) status as a full-time or part-time employee; (vi) title; (vii) work location (including remote status, if applicable); (viii) immigration status; (ix) whether on an approved leave of absence and expected return date (as applicable of each employee); and (x) eligibility for any incentive compensation or bonus target, as applicable.

(c)            The employment of all Company Employees is terminable at will without any penalty, severance, change in control, or other payment obligation on the part of the Company, and there are no employment, severance pay, continuation pay, termination or indemnification Contracts between the Company and any Company Employee.

(d)           There are no, and for the past three (3) years there have not been any Legal Proceedings relating to any employee, consultant, or independent contractor of the Company or any Company Subsidiaries, including Legal Proceedings relating to employment Contracts, collective bargaining, compensation, wage and hour, meal and rest breaks, leave of absence, plant closing notification, workers’ compensation, safety, employment statute or regulation, privacy rights, disability, retaliation, immigration, and discrimination, or arising from the employment or termination of any current or former employee of the Company or any Company Subsidiaries, consultant, or independent contractor, as applicable, and no such Legal Proceedings are currently threatened in writing.

(e)            Within the past three (3) years, neither the Company nor any Company Subsidiaries have implemented any relocation, plant closing or mass layoff of employees of the Business, as those terms are defined in the federal Worker Adjustment and Retraining Act (the “WARN Act”), or any similar foreign, state or local law, regulation or ordinance, for which notice was required under the WARN Act, and have no plans to undertake any action before the Closing Date that would trigger the WARN Act.

(f)            For the past three (3) years, there has been no allegation, complaint, charge or claim made in writing on the basis of gender, race, sex, sexual harassment, sexual assault, sexual misconduct, racial or ethnic discrimination, or other similar unlawful behavior made against any Person who is or was an (i) officer, (ii) director, or (iii) manager or supervisory-level Company Employee with at least one direct report, in each case, in such Person’s capacity as such (a “Misconduct Allegation”). Within the past three (3) years, neither the Company nor any Company Subsidiaries have entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any contract or provision similar to any of the foregoing, relating to any Misconduct Allegation.

(g)           There are no current independent contractors who are natural persons or which are entities operated solely by their owner that are directly engaged by the Company or any Company Subsidiaries.

(h)           Neither the Company nor any Company Subsidiaries are party to, or otherwise bound by, any consent decree with any Governmental Authority or self-regulatory organization relating to employees or employment practices. For the past three (3) years, neither the Company, any Company Subsidiaries, nor any of its respective executive officers, directors, or managers have received any written notice of intent by any Governmental Authority or self-regulatory organization responsible for the enforcement of labor or employment Laws to conduct an investigation, audit, compliance check, or compliance review relating to the Company or any Company Subsidiaries and, to the Knowledge of the Company, no such investigation, audit, compliance check or compliance review is in progress.

Section 3.15           Insurance. The Company and the Company Subsidiaries maintain insurance coverage, excluding reinsurance coverage, adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect and all related premiums have been paid as of the Agreement Date.

Section 3.16           Material Contracts.

(a)            Except (w) for this Agreement, (x) as set forth in Section 3.16 of the Company Disclosure Schedules, (y) for any Company Plan, or (z) for Non-Scheduled Contracts, as of the Agreement Date, none of the Company or any of the Company Subsidiaries is a party to or bound by (each a “Company Material Contract”):

(i)             any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii);

(ii)             any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;

(iii)           any Contract for the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets, or otherwise), in each case involving amounts in excess of $7,500,000 and pursuant to which the Company or any Company Subsidiary has material continuing obligations;

(iv)            any Contract relating to the borrowing or lending of Indebtedness (i) in a principal amount in excess of $7,500,000 or (ii) that grants any Lien on the material assets of the Company or the Company Subsidiaries, except, in each case, for agreements relating to trade receivables or payables, loans to or from the Company Subsidiaries in the ordinary course of business or extensions of credit to customers or from vendors in the ordinary course of business;

(v)             any Contract that is with any of the top five (5) vendors of the Company and the Company Subsidiaries, by dollar amount paid by the Company and the Company Subsidiaries for the prior fiscal year;

(vi)            any Contract for the sale of any of its assets after the Agreement Date for consideration in excess of $7,500,000, other than sales in the ordinary course of business;

(vii)          any collective bargaining agreement;

(viii)         any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Company Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person;

(ix)            any Contract providing for indemnification (including any obligations to advance funds for expenses) of the current or former directors or officers of the Company or Company Subsidiary, excluding any insurance agreements or similar agreements made with any directors and officers in the ordinary course of business;

(x)             any settlement agreement or Order to which the Company or any Company Subsidiary is a party involving material future performance by the Company or any Company Subsidiary;

(xi)            any sales, distribution, marketing, agency or other similar agreement providing for the sale by the Company or any Company Subsidiary of products or services under which payments of $5,000,000 or more, in the aggregate per year, were made or committed to be made;

(xii)           any Company Reinsurance Contract;

(xiii)         any material third-party administration agreement relating to the processing of insurance claims;

(xiv)          any Contract that requires the Company or any of its Company Subsidiaries to provide “most favored nation” pricing or exclusive rights to any Person;

(xv)          any Contract with any current or former employee, officer or director, or any natural person who is a contractor or consultant of the Company or any Company Subsidiary the benefits of which will be materially increased, or the vesting of benefits of which will be accelerated, whether alone or combined with a separation from the Company, by the occurrence of any of the Transactions;

(xvi)          any Contract that contains any covenant that purports to materially limit or otherwise materially restrict the ability of the Company or the Company Subsidiaries to compete in any material manner in any business or geographic area on or after the Agreement Date;

(xvii)          any material Contract that contains uncapped indemnities or guarantees; or

(xviii)        any Contract entered into with any Governmental Authority or, to the Knowledge of the Company, an entity owned by any Governmental Authority.

(b)           Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Material Contracts is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms against the Company or the Company Subsidiary (as the case may be) and, to the Knowledge of the Company, any other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). Neither the Company nor any Company Subsidiary is in breach of or default under any Company Material Contract, nor, to the Knowledge of the Company, is any other party to such Company Material Contract, excluding, however, any breach or default which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.17           Properties.

(a)            Neither the Company nor any Company Subsidiary owns any real property.

(b)           Section 3.17(b) of the Company Disclosure Schedules sets forth a true and correct list of all material properties leased, subleased, licensed or occupied by the Company or a Company Subsidiary as of the Agreement Date (collectively, the “Leased Real Property”) and the Real Property Leases in connection therewith. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens), (ii) each Real Property Lease is valid and binding on the Company or a Company Subsidiary and, to the Knowledge of the Company, each counterparty thereto, and is in full force and effect, and (iii) neither the Company nor any Company Subsidiary is in breach of or default under any Real Property Lease.

(c)           Neither the Company nor any Company Subsidiary has leased, subleased, licensed, transferred or mortgaged any portion of any Leased Real Property to any Person.

(d)          Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated.

Section 3.18           Insurance Regulatory Matters.

(a)            Except as would not reasonably be expected to have a Company Material Adverse Effect:

(i)             Since January 1, 2024, each Company Subsidiary that is required to be licensed, authorized, qualified or registered as an insurance company, reinsurance company, insurance holding company, managing general agent, third-party administrator, insurance producer, broker, adjuster, surplus lines broker or similar regulated entity (each, an “Company Insurance Subsidiary”) under the insurance Laws of any jurisdiction has been and is duly licensed, authorized, qualified or registered as such in each jurisdiction in which the conduct of its business so requires, and each such license, authorization, qualification or registration is in full force and effect.

(ii)            Since January 1, 2024, each Company Insurance Subsidiary has been and is in compliance with the insurance Laws and regulations of its jurisdiction of domicile and each other jurisdiction in which it is licensed, authorized or otherwise transacts insurance business (collectively, “Insurance Regulatory Laws”), and with all orders, directives, market conduct examination reports, financial examination reports, consent agreements and similar requirements of any Governmental Authority charged with the supervision or regulation of insurance or insurance holding companies (each, an “Insurance Regulator”).

(iii)           Since January 1, 2024, (i) neither the Company nor any Company Insurance Subsidiary has received any written notice or other communication from any Insurance Regulator (A) alleging any material violation by the Company or any Company Insurance Subsidiary of any Insurance Regulatory Law, (B) threatening to revoke, suspend, condition, materially limit or refuse to renew any material license, authorization, qualification or registration held by any Company Insurance Subsidiary, or (C) requiring or seeking the divestiture or transfer of any material business or operations of any Company Insurance Subsidiary, and (ii) no Insurance Regulator has imposed, or threatened in writing to impose, on the Company or any Company Insurance Subsidiary any material fine, penalty, order, consent agreement, remediation requirement or restriction on the writing of business that remains outstanding.

(b)          The Company has made available to Parent true and complete copies of the audited annual and unaudited quarterly statutory financial statements of each Company Insurance Subsidiary (the “Statutory Statements”) filed with the applicable Insurance Regulator of its jurisdiction of domicile since January 1, 2024. The Statutory Statements were prepared in conformity with statutory accounting principles prescribed or permitted by the applicable Insurance Regulator (“SAP”) applied on a consistent basis (except as expressly noted therein) and present fairly, in all material respects, the statutory financial position and the statutory results of operations of each such Company Insurance Subsidiary as of and for the periods indicated therein, subject, in the case of unaudited Statutory Statements, to normal year-end adjustments.

(c)           All reserves and other liability amounts in respect of insurance and reinsurance business (including losses, loss adjustment expenses, unearned premiums, policyholder dividends, and incurred-but-not-reported losses) reflected in the Statutory Statements of each Company Insurance Subsidiary, as of their respective dates, (i) were determined in accordance with generally accepted actuarial standards consistently applied, (ii) were fairly stated in accordance with sound actuarial principles, (iii) were based on actuarial assumptions that were in accordance with or more conservative than those called for in the related insurance, reinsurance and annuity Contracts, and (iv) met the requirements of the Insurance Regulatory Laws of the applicable jurisdiction of domicile in all material respects. No adjustment, increase or strengthening of such reserves has been required or, to the Knowledge of the Company, threatened by any Insurance Regulator since the date of the most recent Statutory Statement.

(d)           Each Company Insurance Subsidiary that is required to file a risk-based capital report with its domiciliary Insurance Regulator has total adjusted capital in excess of each applicable risk-based capital level (including the Company Action Level (or its equivalent)) that would require any regulatory or corrective action under applicable Insurance Regulatory Laws, and no Insurance Regulator has notified the Company or any Company Insurance Subsidiary in writing that any such Company Insurance Subsidiary is, or is reasonably expected to become, subject to any such regulatory or corrective action on account of its risk-based capital position.

(e)           Each reinsurance, coinsurance or retrocession treaty or agreement to which any Company Insurance Subsidiary is a ceding or assuming party that is material to such Company Subsidiaries, taken as a whole (each, a “Company Reinsurance Contract”) is valid and binding obligation of the applicable Company Insurance Subsidiary (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally) and is in full force and effect. Neither the applicable Company Insurance Subsidiary nor, to the Knowledge of the Company, any of the other parties to any Company Reinsurance Contract is in material default or material breach or has failed to perform any material obligation under any such Company Reinsurance Contract. None of the Company Insurance Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Company Insurance Subsidiary under any Company Reinsurance Contract. To the Knowledge of the Company, no reinsurer party to any Company Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding.

(f)            (i) since January 1, 2024, neither the Company nor any Company Subsidiaries have received any written notice from any party to a Company Reinsurance Contract that any amount of reinsurance ceded by it or such Company Subsidiary to such counterparty, or any amount receivable by or payable to it or such Company Subsidiary from such counterparty, will be uncollectible or otherwise defaulted upon, (ii) to the Knowledge of the Company, the financial condition of any party to a Company Reinsurance Contract is not impaired to the extent that a default thereunder is reasonably anticipated and (iii) there are no, and since January 1, 2024, there have been no, material disputes under any Company Reinsurance Contract. None of the Company Reinsurance Contracts is finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable Laws or otherwise does not qualify for credit for reinsurance under applicable Laws.

(g)          There is no (i) written Contract, memorandum of understanding, commitment letter or similar undertaking with any Insurance Regulator that is binding on the Company or any Company Insurance Subsidiary, or (ii) Order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator that is binding on the Company or any Company Insurance Subsidiary and (b) neither the Company nor any Company Insurance Subsidiary has adopted any board resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that (A) limits in any material respect the ability of the Company or any Company Insurance Subsidiary to issue or enter into Insurance Contracts or other reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements, (B) requires the divestiture of any material investment, (C) limits in any material respect the ability of the Company or any Company Insurance Subsidiary to pay dividends or (D) requires any material investment to be treated as a “nonadmitted asset” (or the local equivalent). Except for regular periodic assessments in the ordinary course of business, no claim or assessment is pending or threatened against the Company or any Company Insurance Subsidiary by any state insurance guaranty associations in connection with such association’s fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, be reasonably likely to be material to the Company and its Company Subsidiaries, taken as a whole.

Section 3.19           Insurance Matters.

(a)           All policy and contract forms used by the Company and the Company Insurance Subsidiaries for Insurance Contracts, and all amendments, applications, marketing materials, brochures, illustrations and certificates pertaining thereto, have, to the extent required by applicable Law, been approved by all applicable Governmental Authorities or filed with such Governmental Authorities.

(b)           The Company and the Company Insurance Subsidiaries have marketed, sold and issued their Insurance Contracts in all material respects in compliance with applicable Law. As to premium rates established by the Company or a Company Insurance Subsidiary that are required to be filed with or approved by any Insurance Regulator, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with all applicable Insurance Laws.

(c)           All material Investment Assets of the Company and Company Subsidiaries consist of marketable securities that are freely transferable and not subject to any restrictions (legal, contractual, or otherwise) on transfer, other than (i) restrictions arising under applicable Law, (ii) customary transfer restrictions contained in the governing documents of a collective investment vehicle that permit redemption or withdrawal on customary terms, and (iii) ordinary-course settlement mechanics of the applicable trading system or custodian.

(d)           The Company and Company Subsidiaries have not incurred any material Investment Mismatch.

Section 3.20         Insurance Producers. To the Knowledge of the Company, each Person, including salaried employees of the Company or any Company Insurance Subsidiary, performing the duties of insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster, marketer, underwriter, wholesaler, distributor, producer or customer representative (collectively, “Producers”), at the time such Producer wrote, sold, solicited, produced, serviced or adjusted business, or performed such other act for or on behalf of the Company or any of Company Insurance Subsidiary that may require a producer’s, solicitor’s, broker’s, adjusters’ or other insurance license, was duly licensed and appointed, where required, as an insurance producer, managing general agent, third party administrator, broker, solicitor or adjuster, as applicable (for the type of business written, sold or produced by such insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster or customer representative), in the particular jurisdiction in which such Producer wrote, sold, produced, solicited or serviced such business, except where the failure to have such license or appointment would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Producer has violated in any material respect any term or provision of applicable Law relating to the sale or production of any Insurance Contract since January 1, 2024. To the Knowledge of the Company, no Producer has breached the terms of any agency or broker contract with the Company or any Company Insurance Subsidiary in any material respect or violated in any material respect any applicable Law or policy of the Company or any Company Insurance Subsidiary in the solicitation, negotiation, writing, sale or production of business for or on behalf of the Company or any Company Insurance Subsidiary.

Section 3.21           Environmental Laws. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Company Subsidiaries comply and have in the past three (3) years complied with all applicable Environmental Laws, and possess and comply, and have possessed and complied, with all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Company Subsidiaries as operated during such period; (ii) none of the Company or any of its Company Subsidiaries has received any written notification alleging that it is liable, or written request for information, pursuant to any applicable Environmental Law, concerning any release, threatened release of, or exposure to, any Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Authority or Person; (iii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or, to the Knowledge of the Company, previously owned or occupied by the Company or any of its Company Subsidiaries under circumstances that have resulted in liability of the Company or any of its Company Subsidiaries under any Environmental Laws; and (iv) none of the Company or any of its Company Subsidiaries has received any written notice regarding any actual or alleged violation of any Environmental Laws or Environmental Permits, including a notice of violation, a notice of non-compliance, or notice of requirements. There are no Legal Proceedings arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Company Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect. Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.21 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

Section 3.22          Disclosure Documents. The information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 3.22 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 3.23         Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Subsidiary in Section 4.4, to the Knowledge of the Company, there is no takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.

Article IV
Representations and Warranties of Parent and Merger Subsidiary

Except as set forth in the Parent Disclosure Schedules delivered by Parent to the Company on the Agreement Date (the “Parent Disclosure Schedules”), each of Parent and Merger Subsidiary represents and warrants to the Company as follows:

Section 4.1            Organization. Each of Parent and Merger Subsidiary is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing, or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Subsidiary has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended as of the Agreement Date, of Parent and Merger Subsidiary.

Section 4.2             Authorization; No Conflict.

(a)            The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the Transactions are within the corporate or similar powers of Parent and Merger Subsidiary, as applicable, and, subject to the completion of the actions contemplated by Section 5.15, have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)           The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions require no approval by, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the Regulatory Laws, (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, and (iv) any approvals or filings, the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c)           The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other constituent documents of Parent and Merger Subsidiary, (ii) assuming all approvals referred to in Section 4.2(b) are obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming all approvals referred to in Section 4.2(b) are obtained, require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any Contract to which Parent or Merger Subsidiary is a party or bound by, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, except, in the case of each of clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3             Litigation. As of the Agreement Date, there are no Legal Proceedings (other than investigations) pending or, to the Knowledge of Parent, investigations pending or Legal Proceedings threatened, to which Parent or any Subsidiary of Parent is a party that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. As of the Agreement Date, there are no Orders outstanding against Parent or any Subsidiary of Parent that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4            Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent, Merger Subsidiary or any of their Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is used in Section 203 of the DGCL) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Parent or Merger Subsidiary or any of their “affiliates” or “associates” are, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Subsidiary has taken, or authorized or permitted any Representatives of Parent or Merger Subsidiary to take, any action that would reasonably be expected to cause, Parent, Merger Subsidiary or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

Section 4.5           Broker’s or Finder’s Fees. Except for Deutsche Bank, S.A.E.U. (whose fees and commissions will be paid by Parent or its Subsidiaries), no agent, broker or other firm engaged by Parent or any of its Subsidiaries or acting on behalf of Parent or any of its Subsidiaries is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.6            Activities of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the Transactions. Merger Subsidiary has not engaged in any business or conducted any operations, and will not prior to the Effective Time engage in any business or conduct any operations, other than in connection with the Transactions, and has, and will have as of immediately prior to the Effective Time, no liabilities other than those incident to its formation and pursuant to the Transactions.

Section 4.7            Disclosure Documents. The information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary or any other Subsidiary of Parent for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary, or any of Parent’s other Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.7 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.8            Solvency. Neither Parent nor Merger Subsidiary is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, any Subsidiary of Parent, the Company or any of the Company Subsidiaries. Each of Parent and Merger Subsidiary is Solvent as of the Agreement Date, and each of Parent and the Company and the Company Subsidiaries (on a consolidated basis) will, after giving effect to the Transactions, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, and assuming the representations and warranties in Article III are true and correct in all material respects, be Solvent at and immediately following the Closing. As used in this Section 4.8, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) Parent and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred, debts beyond its ability to pay such debts as such debts mature, and (c) Parent has and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.9           Sufficiency of Funds. Parent currently has, and at all times from and after the Agreement Date and through the Effective Time will have, available to it (without taking into account any funds that would require a dividend to be paid to Parent from any of its Subsidiaries), and Parent will have as of the Effective Time, sufficient cash, available lines of credit or other sources of funds at the Closing necessary to fund the payment of the aggregate Merger Consideration, the Company RSA Merger Consideration and Company PSA Merger Consideration contemplated by this Agreement and any other amounts required to be paid by it and Merger Subsidiary in connection with the consummation of the Transactions and to perform the other obligations of Parent and Merger Subsidiary contemplated by this Agreement.

Section 4.10          Equity Commitment. Concurrently with the execution of this Agreement, MAPFRE S.A. has delivered to Parent the duly executed Equity Commitment Letter, a copy of which has been provided to the Company. The Equity Commitment Letter is in full force and effect as of the Agreement Date and constitutes a valid and binding obligation of the parties thereto, enforceable against each party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of a party under the Equity Commitment Letter.

Article V
Covenants

Section 5.1             Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries to, upon reasonable advance notice to the Company from Parent, use reasonable best efforts to, solely as may be necessary for Parent to prepare for Closing and the integration of the Company following the Closing: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, offices and other facilities, Contracts and other documents and information relating to the Company and the Company Subsidiaries to the extent in the Company’s possession and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries to the extent in the Company’s possession, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and in such a manner as not to interfere with the normal operation of the business of the Company and the Company Subsidiaries or create risk of damage or destruction to any material assets or property. Notwithstanding the foregoing, any such access shall be subject to the Company’s and the Company Subsidiaries’ security measures and insurance and privacy requirements. Information obtained by Parent or Merger Subsidiary pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company or any Company Subsidiary to provide any access, permit any inspection or disclose any information that in the reasonable judgment of the Company: (A) would violate the confidentiality terms of any Contract of the Company or the Company Subsidiaries with any third party; (B) would or would reasonably likely result in a violation of applicable Law; or (C) would or would reasonably likely result in the loss of a legal protection afforded by the attorney-client privilege or the attorney work product doctrine or similar privilege.

Section 5.2             Operation of the Company’s Business.

(a)            Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law or any Contract in effect as of the Agreement Date, (iii) as set forth in Section 5.2 of the Company Disclosure Schedules, or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall, and shall cause the Company Subsidiaries to: (A) conduct its and their respective businesses in the ordinary course in all material respects and (B) use commercially reasonable efforts to preserve intact in all material respects its and their respective current business organizations, keep available the services of its and their respective key employees and maintain in all material respects its and their respective relations and goodwill with the Persons having material business relationships with the Company or the Company Subsidiaries.

(b)           Except (w) as expressly contemplated, required or permitted by this Agreement, (x) as required by applicable Law or any Contract in effect as of the Agreement Date, (y) as set forth in Section 5.2 of the Company Disclosure Schedules, or (z) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i)              declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than (A) the payment of dividends or distributions declared prior to the Agreement Date, (B) the declaration and payment by the Company of a regular quarterly dividend per share of Company Common Stock in the ordinary course of business (and corresponding dividends, distributions or equivalents with respect to the Company Equity Awards, as and if required by the terms thereof), (C) dividends or distributions resulting from the vesting or settlement of, and payment of accrued dividends on, the Company Equity Awards, or (D) dividends or distributions paid in cash from a direct or indirect wholly-owned Company Subsidiary to the Company or another direct or indirect wholly-owned Company Subsidiary); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, in each case other than as provided in Section 5.2(b)(ii);

(ii)            sell, issue, grant or authorize the sale, issuance, or grant of any Equity Interests, other than the issuance of shares of Company Common Stock as required pursuant to the exercise, vesting or settlement of Company Equity Awards, or the withholding of Company Common Stock to satisfy Tax obligations pertaining to the vesting or settlement of Company Equity Awards that, in each case, are (A) outstanding as of the Agreement Date and in accordance with the terms of the Company Equity Awards (as applicable) in existence as of the Agreement Date, or (B) granted after the Agreement Date to the extent permitted by Section 5.2(b)(ii);

(iii)            except as otherwise contemplated by Section 1.5 amend or otherwise modify any of the terms of any outstanding Company Equity Awards; provided, however, that the applicable performance levels under such Company Equity Awards may be determined in accordance with their terms (including adjustments to account for non-recurring items and other items as determined appropriate by the Company);

(iv)            amend or permit the adoption of any amendment to the Company Charter Documents;

(v)            subject to Section 5.3, acquire any Equity Interest of any other Person (other than any wholly-owned Subsidiaries), or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi)            enter into any Contract that would explicitly impose any material restriction on the right or ability of the Company or any Company Subsidiary: (A) to compete with any other Person; (B) to perform services for or sell products to any other Person; (C) to transact business with any other Person; or (D) to operate at any location in the world;

(vii)          enter into any Contract that would be a Company Material Contract if in effect as of the Agreement Date or materially amend or terminate (other than expiration in accordance with its terms), or amend, modify, or waive any material right, remedy or default under, any Company Material Contract;

(viii)         sell or otherwise dispose of, or lease or license any right, asset or property material to the Company and the Company Subsidiaries, taken as a whole, to any other Person, except transactions in the ordinary course of business or dispositions of obsolete equipment and similar assets;

(ix)            (A) lend money to any Person (other than advances to customers or Company Employees in the ordinary course of business); or (B) guarantee any Indebtedness or incur any Indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business) except, in each case, any such Indebtedness that is (1) solely among the Company and any Company Subsidiary or (2) drawdowns in the ordinary course of business under any of the Company or any Company Subsidiary’s existing credit facilities as of the Agreement Date;

(x)             except as required pursuant to the terms of any Company Plan or other Contract in effect as of the Agreement Date, or as otherwise may be required by Law, (A) provide for any material increase or acceleration, funding or waiver of services requirements with respect to compensation or benefits payable to any current or former director, officer or employee of the Company or any of the Company Subsidiaries, other than (1) with respect to any current officer or employee of the Company or any of the Company Subsidiaries below the Vice President level in the ordinary course of business consistent with past practices, (2) cost of living adjustments required by applicable Law, (B) grant or materially increase any material severance, termination, retention, change in control or similar compensation or benefits of any current or former director, officer, or employee of the Company or any of the Company Subsidiaries, other than providing severance in the ordinary course of business to Company Employees terminated other than for cause (as determined by the Company in its reasonable discretion or as defined in any applicable Company Plan(s) or as required by applicable Law); (C) establish, adopt, enter into, amend in any material respect or terminate any Company Plan or any CBA, other than: (1) annual renewals of Company Plans that are health or welfare plans in the ordinary course of business, including corresponding benefit increases, (2) entry into offer letters or other employment Contracts with new hires below the Vice President level, (3) entry into offer letters or other employment Contracts with new hires as permitted pursuant to clause (D) below, (4) entry into consulting or contractor agreements in the ordinary course of business and terminable upon thirty (30) days’ notice or less without material penalty, (5) making annual cash bonus and other cash incentive payments based on actual or projected performance in the ordinary course of business and on the schedules and performance periods consistent with past practice, including cash annual bonus and other cash incentive payments pursuant to existing bonus and cash incentive plans, (6) the establishment of 2026 and subsequent year annual cash bonus plans (including the establishment of bonus targets and performance metrics) in the ordinary course of business, or (7) amendments to Company Plans required by applicable Law or to maintain Tax-qualified status; or (D) hire any employee at or above the Vice President level (except in order to fill any position that is vacant as of the Agreement Date or which is vacated after the Agreement Date);

(xi)            (A) change any Tax accounting period or method, (B) make, change or revoke any material Tax election, (C) settle or compromise any audit or proceeding in respect of any material Tax liabilities, (D) file any material amended Tax Return, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with respect to any material Tax, (F) surrender any right to claim a material Tax refund, (G) enter into any Tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any customary and commercially reasonable Tax indemnification provisions in Contracts entered into in the ordinary course of business a principal purpose of which is unrelated to Taxes), (H) consent to the extension or waiver of the statutory period of limitations applicable to any material Taxes, (I) request any Tax ruling, (J) fail to pay any material Taxes that are due and payable, (K) prepare any material Tax Return in a manner which is materially inconsistent with past practice, unless otherwise required by applicable Law or (L) enter into any related party transactions among or between the Company and one or more Company Subsidiary (or among or between any Company Subsidiaries) that are not conducted at arm’s length and in compliance with applicable transfer pricing rules, including Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local or foreign Tax Law);

(xii)            pay, discharge, waive or settle any claims involved in any Legal Proceeding, other than the payment, discharge, waiver or settlement of claims under policies of insurance or reinsurance (A) in the ordinary course of business consistent with past practice, or (B) reflected or reserved against in, or contemplated by, the Company’s financial statements or Company Insurance Subsidiary’s Statutory Statements (or the notes to the Company’s financial statements or Company Insurance Subsidiary’s Statutory Statements) for amounts not in excess of those so reflected or reserved;

(xiii)          enter into any new business line that is outside their existing businesses (or a business complementary thereto or a natural extension thereof) or exit a business line that is a part of their existing businesses;

(xiv)          enter into any block reinsurance transaction;

(xv)          enter into any Contract or make any commitment related to real property that exceed $1,000,000 individually or in the aggregate;

(xvi)         enter into any Contract or make any commitment related to information technology hardware, systems or software that exceed $1,000,000 individually or in the aggregate;

(xvii)         enter into any Contract related to the marketing or sales of the Company’s or Company Subsidiaries’ business that exceed $1,000,000 individually or in the aggregate;

(xviii)       other than as required by changes in SAP, GAAP or SEC rules and regulations, change any of its methods of financial accounting or financial accounting practices in any material respect or materially alter any existing financial, underwriting, pricing, claims, claims handling, risk retention, reserving, reinsurance, investment or actuarial practice, guideline or policy, or any material assumption underlying an actuarial practice or policy; or

(xix)          authorize any of, or commit, or agree to take any of, the foregoing actions.

(c)           Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ businesses, assets, and operations.

Section 5.3             Acquisition Proposals.

(a)            No Solicitation. From and after the Agreement Date, the Company shall, and shall cause its Company Subsidiaries and its and their respective Representatives to, immediately cease any discussions or negotiations with any parties that may then be ongoing with respect to an Acquisition Proposal, and shall, and shall cause its Company Subsidiaries, directors and officers, and direct its and their other respective Representatives to:

(i)              not initiate, solicit or knowingly encourage or knowingly facilitate, directly or indirectly, any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 5.3(a));

(ii)             not engage in, continue or otherwise participate in, directly or indirectly, any discussions or negotiations regarding, or directly or indirectly provide or disclose any non-public information or data to any Person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 5.3(a)); or

(iii)           not approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”).

(b)            Exceptions. Notwithstanding anything to the contrary in this Agreement, at any time from the Agreement Date and prior to the time the Company Stockholder Approval is obtained, the Company and its Representatives may:

(i)             provide information in response to a request therefor by a Person who has made an Acquisition Proposal if the Company did not materially violate Section 5.3(a) in respect of such Person and receives from such Person an Acceptable Confidentiality Agreement, and promptly (and in any event within twenty-four (24) hours thereafter) makes available to Parent (A) written copies of such Acquisition Proposal and any other materials provided by such Person and (B) any material non-public information concerning the Company or the Company Subsidiaries that the Company provides to any such Person that was not previously made available to Parent;

(ii)             engage or participate in any discussions or negotiations with any Person who has made such an Acquisition Proposal; or

(iii)            after having complied with Section 5.3(a), authorize, adopt, approve, recommend or otherwise declare advisable or execute or enter into or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in clause (i), (ii) or (iii) above, the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, (B) in each such case referred to in clause (i), (ii) or (iii) above, the Company Board determines in good faith, after consultation with outside counsel, based on the information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (C) prior to taking any action described in clause (iii) above, the Company Board also determines in good faith, after consultation with outside counsel, that such Acquisition Proposal is a Superior Proposal.

(c)            No Change of Recommendation or Alternative Acquisition Agreement. Except as expressly permitted in Section 5.3(d), the Company Board and each committee of the Company Board shall not:

(i)             (A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify) the Company Board Recommendation with respect to the Merger, (B) approve, adopt or recommend (publicly or otherwise) an Acquisition Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement, or (D) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Subsidiary) promptly, and in any event within five (5) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 5.3(e)(ii), or the failure by the Company Board to take a position with respect to such tender offer or exchange offer, shall not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the fifth (5th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer) (any action described in clauses (A) through (D), a “Change of Recommendation”); or

(ii)            cause or permit the Company or any Company Subsidiary to enter into an Alternative Acquisition Agreement (other than any Acceptable Confidentiality Agreement) relating to any Acquisition Proposal.

(d)            Change of Recommendation / Superior Proposal Termination. Notwithstanding anything to the contrary in this Agreement, (i) at any time prior to the time the Company Stockholder Approval is obtained, the Company Board may make a Change of Recommendation (A) in connection with a Superior Proposal or (B) other than in connection with an Acquisition Proposal, in response to a Change occurring after the Agreement Date that was not known by the Company Board prior to the Agreement Date (an “Intervening Event”), in either case of (A) or (B), only if the Company Board determines in good faith following consultation with outside counsel that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) if the Company Board is permitted to make a Change of Recommendation pursuant to clause (i), the Company may also terminate this Agreement pursuant to Section 7.1(f) to enter into an Alternative Acquisition Agreement with respect to the applicable Superior Proposal; provided, however, that neither the Company Board nor the Company shall take any of the foregoing actions unless:

(i)               the Company did not materially violate Section 5.3(a) in respect of such Superior Proposal;

(ii)             the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with a Superior Proposal, providing the material terms and conditions of any such proposal (including, if applicable, copies of any written proposals or offers, including proposed agreements and the identity of the Person making the proposal) (it being understood and agreed that the delivery of a Determination Notice shall not, in and of itself, be deemed a Change of Recommendation);

(iii)            the Company shall have during the Notice Period negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that with respect to any such action to be taken in connection with (A) an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal (provided, however, that in the event of any material revision to the terms of such Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent (it being understood that the Notice Period in respect of such new Determination Notice will be three (3) Business Days) and to comply with the requirements of this Section 5.3(d) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby) or (B) an Intervening Event, the Company Board could no longer make a determination that taking such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(iv)            at or following the end of such Notice Period, the Company Board shall have determined in good faith based on the information then available that with respect to any such action to be taken in connection with (A) an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, or (B) an Intervening Event, the Company Board continues to make a determination that taking such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, in each case taking into account (and in consultation with outside counsel) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above.

(e)            Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board shall not make a Change of Recommendation except in accordance with Section 5.3(d).

(f)            Existing Discussions. From and after the Agreement Date and subject to Section 5.3(b) and Section 5.3(d), the Company agrees that it will (i) cease and cause to be terminated any activities, discussions or negotiations with any parties conducted with respect to any Acquisition Proposal, (ii) cease providing any information to any such Person or its Representatives, (iii) terminate all access granted to any such Person and its Representatives to any physical or electronic data room and (iv) seek to have returned to the Company or destroyed any material non-public information concerning the Company that was furnished to any Person with whom a confidentiality agreement was entered into after January 1, 2026 in connection with its consideration of an Acquisition Proposal, and such confidentiality agreement is still in effect as of the Agreement Date.

Section 5.4             Proxy Filing.

(a)           The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the Agreement Date, and use reasonable best efforts to file no later than thirty (30) Business Days after the Agreement Date, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to Section 5.3, shall include the Company Board Recommendation in the Proxy Statement. Each of Parent and the Company shall provide the other with the information contemplated by Section 5.6(b) and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC. The Company will provide Parent and its Representatives with a reasonable opportunity to review and comment on the Proxy Statement and any other relevant documentation and shall consider in good faith any comments on each such document that are reasonably proposed by Parent and its Representatives.

(b)           The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement and will provide Parent and its counsel the reasonable opportunity to review and comment on the Company’s proposed response thereto, and the Company will consider in good faith the comments reasonably proposed by Parent and its Representatives. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement by the Company, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable (and, in any event, no later than five (5) Business Days) after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. The Company shall ensure that the Proxy Statement complies in all material respects with the provisions of the Exchange Act (and the rules and regulations promulgated thereunder). If at any time prior to the Stockholders Meeting, any fact, event or circumstance relating to the Company or Parent or any of their respective Affiliates is discovered by the Company or Parent, which such fact, event or circumstance is required, pursuant to the Exchange Act, to be set forth in an amendment or supplement to the Proxy Statement, (i) the applicable party shall promptly inform the other parties hereto and (ii) the Company shall promptly amend or supplement the Proxy Statement to include disclosure of such fact, event or circumstance. The Company shall use reasonable best efforts to solicit proxies in favor of the Company Stockholder Approval.

(c)            Each of Parent, Merger Subsidiary and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become materially false or misleading.

Section 5.5             Stockholders Meeting. Notwithstanding anything to the contrary in this Agreement and subject to Section 5.4(a), the Company shall take, in accordance with applicable Law and the Company Charter Documents, all action necessary to convene and hold a meeting of the stockholders of the Company Common Stock (the “Stockholders Meeting”) to consider and vote upon the adoption of this Agreement as promptly as reasonably practicable and in any event not more than thirty-five (35) Business Days after the filing of the definitive Proxy Statement. Following the mailing of the Proxy Statement pursuant to Section 5.4, the date of the Stockholders Meeting may not be changed, and the Stockholders Meeting may not otherwise be adjourned or postponed, without the consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law; provided, however, that the Company may, without the written consent of Parent, adjourn, recess or postpone the Stockholders Meeting (a) if the Company believes in good faith after consultation with its outside proxy solicitors that it will not receive proxies sufficient to obtain the Company Stockholder Approval, whether or not a quorum is present (provided that, the Company may not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), adjourn or postpone the Stockholders Meeting more than ten (10) Business Days on any single occasion), (b) if it is necessary to adjourn or postpone the Stockholders Meeting to ensure that any required supplement or amendment to the Proxy Statement is delivered, or (c) if and to the extent such adjournment or postponement of the Stockholders Meeting is required by Law.

Section 5.6             Filings; Other Actions; Notification.

(a)           Cooperation. The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates, to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws, including the Regulatory Laws, to consummate and make effective the Merger as soon as practicable after the Agreement Date, including (x) preparing and filing as promptly as practicable any filings required under applicable Regulatory Laws (and in any event shall make appropriate filings pursuant to the HSR Act within fifteen (15) Business Days of the Agreement Date) and all documentation needed to effect all necessary notices, reports and other filings to, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any Governmental Authority in order to consummate the Merger and the other Transactions; (y) preparing and filing as promptly as practicable the Form A; and (z) executing and delivering any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement; provided that Parent shall in no event later than twenty-five (25) Business Days after the Agreement Date file the Form A. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and applicable Regulatory Laws, in each case, where available. Parent shall be responsible for all filing fees payable to a Governmental Authority in connection with all filings pursuant to Regulatory Laws hereunder. The Company and Parent, and their respective Subsidiaries and Representatives, shall, unless prohibited by applicable Law or the applicable Governmental Authority, (i) keep one another promptly apprised of any communications with a Governmental Authority concerning the Merger or any of the other Transactions; (ii) respond as promptly as practicable to all requests for additional information from a Governmental Authority under any Regulatory Law concerning the Merger or any of the other Transactions; (iii) to the extent practicable, provide each other in advance, with a reasonable opportunity for review and comment, and consider in good faith any such comments, on drafts of contemplated substantive communications with any Governmental Authority concerning the Merger or any of the other Transactions; and (iv) provide each other advance notice of all substantive meetings, conferences, or discussions with a Governmental Authority concerning the Merger or any of the other Transactions, and, unless prohibited by the Governmental Authority, permit one another to attend and participate therein either directly or through counsel. Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, Parent and the Company shall have the right to review reasonably in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or the Company Subsidiaries to take or agree to take any action with respect to its assets, business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. Notwithstanding the foregoing, neither Parent nor the Company may extend any waiting period, withdraw any filing or enter into any agreement or understanding with any Governmental Authority without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)             Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its respective Affiliates, directors, officers and stockholders and such other matters, in each case, as may be reasonably necessary or advisable in connection with the Proxy Statement, the HSR Act, any other applicable Regulatory Laws or any other statement, filing, notice or application made by or on behalf of Parent, Merger Subsidiary, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger, and shall provide the other party with final copies of any filings made with a Governmental Authority. To the extent necessary to comply with applicable Laws or to protect reasonable confidentiality considerations, the parties may exchange information hereunder on an outside-counsel-only, or outside-consultant-only, basis.

(c)              Status. Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of filings, submissions, notices or other communications sent or received by Parent or its Affiliates, Merger Subsidiary, the Company or the Company Subsidiaries, as the case may be, to or from any third party and/or any Governmental Authority with respect to the Transactions.

(d)             Regulatory Matters. Notwithstanding anything to the contrary in this Agreement, and without limiting the generality of the other undertakings pursuant to this Section 5.6, but in any event subject to Section 5.6(f), each of the Company and Parent shall use their respective reasonable best efforts to take or cause to be taken (and each shall cause their respective Subsidiaries and Affiliates to take or cause to be taken) the following actions:

(i)               the prompt provision to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable Regulatory Laws (“Government Regulatory Entity”) of non-privileged information and documents requested by any Government Regulatory Entity that are necessary, proper or advisable to permit consummation of the Transactions, including complying with any Request for Additional Information issued under the HSR Act by the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice and, with respect to the Form A, any request for information and documents or amendment of the Form A by the Massachusetts Commissioner of Insurance;

(ii)             any and all steps to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would, or would reasonably be expected to, delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including by defending in good faith through litigation on the merits and appealing any claim asserted in any court, agency or other proceeding by any Governmental Authority in connection with the Regulatory Laws, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such Transactions; and

(iii)           in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph (d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(e)              Subject to the requirement to use reasonable best efforts as set forth in this Section 5.6, Parent shall (i) control the overall strategy with respect to the Transactions under the Regulatory Laws, including the right to determine the strategy and timing for any such filings, submissions, communications and meetings and the defense of any claim and (ii) take the lead in all meetings and communications with any Governmental Regulatory Entity; provided, that Parent shall consult with the Company prior to making any filings or submissions to any applicable Governmental Regulatory Entity and consider in good faith the views of the Company and keep the Company informed of the status of such matters.

(f)              Notwithstanding anything to the contrary in this Agreement, including Section 5.6(d), in no event shall Parent or its Subsidiaries (including Merger Subsidiary and, after the Closing, the Surviving Corporation and its Subsidiaries) or Affiliates be required to agree to, or the Company be permitted to agree to, (i) any prohibition of or limitation on its or their ownership (or any limitation that would affect its or their operation) of any portion of their respective businesses or assets, including after giving effect to the Transactions, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transactions, (iii) any limitation on its or their ability to effect the Merger, or the ability of the Parent (or Merger Subsidiary) or its or their respective Subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of the Company or any Company Subsidiary, or (iv) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would affect its or their ability to control their respective operations, including after giving effect to the Transactions.

(g)             Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor any of the Company Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Contract, in each case, unless such payment, consideration or security is contingent upon the occurrence of the Closing.

(h)             Parent shall not, and shall cause its Affiliates not to, enter into, agree to enter into, or consummate any Contracts or any arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any Person, in each case, that would reasonably be expected to, individually or in the aggregate, (i) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent, the Company or any of their respective Affiliates to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions, including the Merger, (ii) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions, including the Merger, or (iii) cause Parent, the Company or any of their respective Affiliates to be required to obtain any additional clearances, consents, approvals and waivers under any Laws with respect to the Merger and the other Transactions.

Section 5.7             Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.8             Public Announcements. The initial press release regarding this Agreement shall be a joint press release in a form agreed to by the parties hereto. Thereafter, the Company and Parent each shall consult with the other prior to them or their Affiliates issuing any press releases or otherwise making public statements with respect to this Agreement, the Merger and the other Transactions and shall not issue (and not have their respective Affiliates issue) any such press release or make any such public statement without the prior consent of the other party (which shall not be unreasonably withheld, conditioned, or delayed); provided, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) so long as such statements are consistent with previous public statements made in compliance with this Agreement or otherwise agreed to between the Company and Parent or (b) after prior consultation (to the extent practicable in the circumstances) to the extent required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority. None of the limitations set forth in this Section 5.8 shall apply to the disclosure of any information or communications (i) by the Company regarding an Acquisition Proposal or from and after a Change of Recommendation effected in accordance with Section 5.3, or by Parent in response thereto, or (ii) in connection with any dispute between the parties relating to this Agreement or the Transactions.

Section 5.9             Directors and Officers Exculpation, Indemnification and Insurance.

(a)            Existing Agreements and Protections. The Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and the Company Subsidiaries to any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (the “Indemnified Persons”) for any matters arising out of acts or omissions occurring at or prior to the Effective Time, or matters by reason of an Indemnified Person’s status as such, in each case as provided in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, any prior charter or bylaw provision that may apply under Section 145(f) of the DGCL, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary in effect as of the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any matters arising out of acts or omissions at or prior to the Effective Time, or matters by reason of an Indemnified Person’s service for or status with the Company or any of the Company Subsidiaries, that are at least as favorable to the Indemnified Persons as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries as of the Agreement Date, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of Law or otherwise) in any manner adverse to any Indemnified Person except as required by applicable Law.

(b)           Indemnification. Without limiting the generality of the provisions of Section 5.9(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and Surviving Corporation shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including a duty to advance and indemnify for attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other Affiliates for any matters arising out of acts or omissions occurring, or an Indemnified Person’s status as such, at or prior to the Effective Time; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement under this Section 5.9(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation shall pay and/or advance all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received.

(c)            Insurance. Prior to the Effective Time, the Company shall be permitted to purchase a six-year “tail” prepaid policy on the Company’s current or renewal directors’ and officers’ liability insurance or reasonable replacement insurance policies with insurers at the Company’s sole discretion (“D&O Insurance”); provided that the maximum aggregate annual premium for such “tail” insurance policies shall not exceed 300% of the aggregate annual premium payable by the Company for coverage pursuant to its most recent renewal under the D&O Insurance. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

(d)           Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or Parent) shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.9.

(e)            No Impairment; Third-Party Beneficiaries. The obligations set forth in this Section 5.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 5.9, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) under this Section 5.9 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary, or applicable Law (whether at law or in equity).

(f)            Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 5.9 shall be joint and several.

(g)           Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any indemnification, advancement, exculpation, or insurance rights of Indemnified Persons, and any such rights are primary rights and not secondary to, limited by, or adversely affected by any Indemnified Person’s rights under any policy of insurance.

Section 5.10          Transaction Litigation. During the Interim Period, the Company shall promptly notify Parent of all Legal Proceedings commenced or threatened in writing against the Company or any of the Company Subsidiaries, in each case, in connection with, arising from or otherwise relating to the Merger or any of the other Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity (at Parent’s sole expense and subject to a customary joint defense agreement) to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and consider in good faith any views of Parent. Further, the Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.10, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, and the Company shall consider in good faith all such comments and suggestions, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.11          Rule 16b-3. Parent, Merger Subsidiary and the Company shall take all such steps as may be required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company resulting from the Transaction by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12          Employee Matters.

(a)            For purposes of this Section 5.12, (i) the term “Covered Employees” means employees who are employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time (including employees who are on vacation, a paid or unpaid leave of absence or long-term or short-term disability at such time); and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b)           During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to each Covered Employee for so long as such Covered Employee remains employed by Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period: (i) base salary or base wages, as applicable, that are substantially comparable to the base salary or base wages provided to such Covered Employee immediately prior to the Effective Time; (ii) cash bonus, commission opportunities, or other incentive compensation that are substantially comparable to the cash bonus, commission opportunities, or other incentive compensation provided to such Covered Employee immediately prior to the Effective Time; (iii) retirement benefits and health and welfare benefits (excluding any defined benefit pension plan) that are no less favorable than the retirement benefits and health and welfare benefits provided to such Covered Employee immediately prior to the Effective Time; and (iv) to the extent provided to similarly situated employees of Parent and its Affiliates, equity or equity-based compensation opportunities that are no less favorable in the aggregate than the equity or equity-based compensation opportunities that are provided to such similarly situated employees of Parent and its Affiliates. Without limiting the generality of the foregoing, Parent agrees that during the Continuation Period, it will cause each Covered Employee whose employment is terminated by Parent, the Surviving Corporation or any Company Subsidiary without cause (or, if applicable, who resigns for good reason as defined in any applicable Company Plan) to be provided with severance benefits that are no less favorable than the greater of the severance benefits (x) provided immediately prior to the Closing, including pursuant to the Company’s severance benefits practices or any Company Employee Agreement applicable to the Covered Employee, or (y) made available to similarly situated employees of Parent or its Affiliates; provided, that Parent may condition such payments and benefits upon the execution by the applicable Covered Employee of a commercially standard release of claims in a form reasonably satisfactory to Parent.

(c)            Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans, subject to the amendment and termination provisions thereof. The Surviving Corporation shall maintain and continue the Company cash bonus and other cash incentive plans set forth on Section 5.12(c) of the Company Disclosure Schedules with the same terms as in effect immediately prior to the Effective Time for the remainder of the 2026 calendar year, except to the extent amendments or modifications thereto are required by Law.

(d)           In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to make commercially reasonable efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Company Employee Benefit Plan in which the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(e)            As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for all purposes, including vesting, eligibility, vacation and other paid time off accrual, (but excluding benefit accrual purposes under any defined benefit pension plan or retiree medical benefits) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 5.12(e) result in any duplication of benefits for the same period of service.

(f)              Parent shall not, and shall cause the Surviving Corporation and their respective Subsidiaries not to, at any time prior to ninety-one (91) days after the Closing Date, effectuate a “mass layoff” or “plant closing” as such terms are defined in the WARN Act and in any foreign, state or local equivalent Law.

(g)            As of the Effective Time, the Company shall take all actions necessary and appropriate to (i) terminate the Safety Insurance Company Executive Incentive Compensation Plan effective as of the Effective Time (the “Non-Qualified Deferred Compensation Plan”) each such in accordance with the terms of such Non-Qualified Deferred Compensation Plan and applicable Law, including Section 409A of the Code and the Treasury Regulations promulgated thereunder (“Section 409A”); and (ii) provide that all account balances under the Non-Qualified Deferred Compensation Plan (including applicable earnings and losses through the date of payment in accordance with the terms of the Non-Qualified Deferred Compensation Plan) will be fully vested and paid upon the earlier of (A) a date within seven (7) days prior to the one-year anniversary of the Closing and (B) the date such amounts are payable in accordance with the terms of the Non-Qualified Deferred Compensation Plan, in each case subject to the requirements of Section 409A.  Parent will cause the Company to continue to maintain the rabbi trust applicable to the Non-Qualified Deferred Compensation Plan with assets sufficient to pay all accrued benefits due at the time of payment. Without limiting the generality of the foregoing, the Company shall, to the extent any payment or benefit under the Non-Qualified Deferred Compensation Plan is payable on account of a participant’s separation from service, if such participant is a “specified employee” (within the meaning of Section 409A of the Code and Treasury Regulation § 1.409A-1(i)), such payment or benefit shall not be made earlier than the date that is six (6) months after the date of such separation from service (or, if earlier, the date of the participant’s death), and shall be paid or commence on the first day following the end of such six-month period (or, if later, the otherwise applicable payment date) and all payments made pursuant to this Section 5.12(g) shall be made in compliance with the timing requirements of Section 409A. The Company shall provide Parent with a reasonable opportunity to review and provide reasonable comment, which the Company will consider in good faith, on any resolutions, amendments, notices, or other documents necessary to effectuate the acceleration and termination contemplated by this Section 5.12(g).

(h)            The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the Effective Time, any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”), in each case, subject to applicable Laws. The Parent shall cause a tax-qualified defined contribution savings plan established by Parent to accept from each Company 401(k) Plan the “direct rollover” of the entire account balance (including, the in-kind rollover of promissory notes evidencing participant loans) of each Covered Employees who participated in a Company 401(k) Plan as of the day prior to the Effective Time and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code. The Company shall provide to Parent prior to the Effective Date written evidence of the adoption by the Company Board of the Company (or such Person authorized to take such actions) of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior reasonable review of Parent), effective contingent upon and no later than the day prior to the Effective Time. If the distributions of assets from the trust of any Company 401(k) Plan that is terminated pursuant to this Section 5.12(h) are reasonably anticipated to cause or result in liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such Company 401(k) Plan or upon the Company or any participating employer, then the Company shall take such actions as are necessary to estimate the amount of such charges or other fees and provide its estimate of that amount in writing to Parent at least three (3) Business Days prior to the Effective Date.

(i)               Without limiting the generality of Section 8.4, nothing in this Section 5.12 shall (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed as an amendment to any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement, or (iii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time.

Section 5.13          Confidentiality. The parties hereto acknowledge that Parent and the Company have previously executed a nondisclosure agreement, dated as of May 15, 2026 (as amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. All information subject to the Clean Team Agreement shall remain so subject.

Section 5.14          Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Subsidiary will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.15          Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Subsidiary, will execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with the DGCL.

Section 5.16          Equity Commitment Letter. Subject to the terms and conditions set forth herein and therein, Parent will obtain the financing contemplated by the Equity Commitment Letter, upon the satisfaction or waiver of the conditions to the Closing set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof). Parent shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the financing contemplated by the Equity Commitment Letter, including fully enforcing MAPFRE S.A.’s obligations (and the rights of Parent) under the Equity Commitment Letter, including (at the request of the Company) by filing one or more lawsuits against MAPFRE S.A. to fully enforce MAPFRE S.A.’s obligations (and the rights of Parent) thereunder.

Section 5.17          Takeover Statutes. If any “takeover law” is or may become applicable to the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Article VI
Conditions to Merger

Section 6.1             Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of each of the following conditions at or prior to the Closing:

(a)              Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)             Governmental Approvals. The waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and the approval of the Massachusetts Commissioner of Insurance pursuant to M.G.L. c. 175, § 206B and each of the consents, approvals, authorizations and clearances of, and expirations or terminations of waiting periods (and any extensions thereof) from the Governmental Authorities as set forth on Section 6.1(b) of the Company Disclosure Schedules (each, a “Governmental Approval”) shall have been duly obtained, made or received, as applicable.

(c)              No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law, or issued or granted any Order (whether temporary, preliminary or permanent) (any such Law or Order, a “Legal Restraint”), that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.

Section 6.2             Additional Parent and Merger Subsidiary Conditions. The obligations of Parent and Merger Subsidiary to consummate the Merger shall be further subject to the satisfaction (or waiver by Parent) of each of the following conditions at or prior to the Closing:

(a)              Compliance with Agreements and Covenants. The Company shall have performed, or complied with, in all material respects, its agreements, the covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(b)             Accuracy of Representations and Warranties.

(i)               The representations and warranties of the Company contained in this Agreement (other than those specified in (ii)-(iv) below) shall be true and correct at and as of the Agreement Date and at and as of the Closing (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date)), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)              The representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects at and as of the Agreement Date and at and as of the Closing as though made at and as of such time (except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date)), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their respective Affiliates, individually or in the aggregate, of more than $10,000,000.

(iii)             The representations and warranties of the Company set forth in Section 3.1, Section 3.2(b)-(c), Section 3.3, and Section 3.8 that (A) are not subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all material respects and (B) are subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all respects, in each case at and as of the Agreement Date and at and as of the Closing (except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date)).

(iv)            The representations and warranties of the Company set forth in Section 3.6(b) shall be true and correct in all respects at and as of the Agreement Date and at and as of the Closing as though made at and as of such time.

(c)              Receipt of Officers’ Certificate. Parent shall have received a certificate, signed for and on behalf of the Company by an executive officer of the Company, confirming the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3             Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver by the Company) of each of the following conditions at or prior to the Closing:

(a)              Compliance with Agreements and Covenants. Parent and Merger Subsidiary shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing.

(b)             Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary set forth in Article IV shall be true and correct at and as of the Agreement Date and at and as of the Closing (without regard to any qualifications therein as to materiality or Parent Material Adverse Effect) as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)              Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Parent and Merger Subsidiary by an executive officer of each of Parent and Merger Subsidiary, confirming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

Article VII
Termination

Section 7.1             Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided herein), only as follows:

(a)              by mutual written agreement of Parent and the Company; or

(b)             by either Parent or the Company if the Effective Time shall not have occurred on or before July 23, 2027 (the “Termination Date”); provided, that if the Closing shall not have occurred by the Termination Date but on that date any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (as it relates to any Regulatory Law) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing), then the Termination Date shall automatically be extended to January 23, 2028, and such date shall become the Termination Date for purposes of this Agreement; provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose failure to perform or comply with any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to have occurred on or before the Termination Date; or

(c)              by either Parent or the Company if the Stockholders Meeting shall have been held and concluded and the Company Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d)             by either Parent or the Company if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and nonappealable; or

(e)              by the Company, in the event that (i) the Company has not then materially breached this Agreement and (ii) (A) any or all of Parent or Merger Subsidiary shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Parent or Merger Subsidiary set forth in this Agreement shall have become inaccurate, and in either case of clause (A) or clause (B), where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied, and (II) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Parent and Merger Subsidiary before the earlier of (x) the Business Day immediately prior to the Termination Date and (y) the 30th calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; or

(f)              by the Company, at any time prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (subject to complying in all material respects with the terms of Section 5.3 with respect to such Superior Proposal); and (ii) the Company pays to Parent (or its designee) the Company Termination Fee in accordance with Section 7.4(b)(ii); or

(g)             by Parent, in the event that (i) neither Parent nor Merger Subsidiary has then materially breached this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement, or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, and in either case of clause (A) or clause (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied, and (II) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Termination Date and (y) the 30th calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy; or

(h)             by Parent, at any time prior to the time the Company Stockholder Approval is obtained, in the event that the Company Board (or any committee thereof) shall have effected and not withdrawn a Change of Recommendation.

Section 7.2             Notice of Termination. A party validly terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth the specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon delivery of the foregoing written notice to the other parties hereto.

Section 7.3             Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, manager, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the Confidentiality Agreement, the Equity Commitment Letter, the Clean Team Agreement, Section 5.8, Section 5.13, this Section 7.3, Section 7.4 and Article VIII (and any related definitions contained in any such Sections or Article), each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve a party hereto from liability for such party’s fraud or Willful Breach in connection with this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity, which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by the non-breaching party (including damages based on loss of the economic benefits of the Transactions to holders of shares of Company Common Stock and holders of Company Equity Awards, including loss of premium offered to such holders) or for the obligation to pay the Company Termination Fee or Parent Termination Fee, as applicable, if otherwise payable in accordance with this Agreement. For purposes of this Agreement, “Willful Breach” means a breach of this Agreement that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a breach of this Agreement.

Section 7.4             Termination Fees.

(a)              Parent Termination Fee. If (A) the Company or Parent terminates this Agreement pursuant to Section 7.1(b) or Section 7.1(d); and (B) at the time of such termination, all of the conditions under Article VI have been satisfied or waived other than (1) the conditions set forth in Section 6.1(b) and Section 6.1(c) (to the extent that such Governmental Approval or Legal Restraint relates to any Regulatory Law) and (2) any such conditions which by their nature are to be satisfied at the Closing, then Parent shall pay to the Company a fee equal to $111,755,169 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, with such payment to be made (x) in the case of Parent’s termination of this Agreement, prior to or concurrently with, and as a condition to, such termination, or (y) in the case of the Company’s termination of this Agreement, within two (2) Business Days of such termination.

(b)             Company Termination Fee.

(i)               In the event that (A) this Agreement is terminated pursuant to Section 7.1(c), (B) following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Stockholders Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction is publicly announced or becomes publicly known and is not publicly withdrawn prior to the Stockholders Meeting, and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 7.1(c), the foregoing Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to a Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated, then, within two (2) Business Days after the consummation of such Competing Acquisition Transaction, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. “Company Termination Fee” means an amount equal to $46,243,518.

(ii)             In the event that this Agreement is terminated pursuant to Section 7.1(f), then substantially concurrently with such termination of this Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)           In the event that this Agreement is terminated pursuant to Section 7.1(h), then within two (2) Business Days after demand by Parent (or its designee), the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv)            The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)              Recovery. Parent, Merger Subsidiary and the Company hereby acknowledge and agree that the covenants set forth in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amounts due pursuant to Section 7.4 and, in order to obtain such payment, the Company or Parent commences a Legal Proceeding that results in a judgment against the Company or Parent for the amount set forth in this Section 7.4 or any portion thereof, such non-prevailing party will pay to such other party its out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, plus 2% per annum, or a lesser rate that is the maximum permitted by applicable Law. Each of the parties agrees that the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to clauses (a) and (b) of this Section 7.4 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate the Company or Parent, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. Without limiting the rights of specific performance pursuant to Section 8.5(c) or any other rights to recovery prior to termination of this Agreement, if this Agreement is terminated in accordance with Section 7.1 and Parent is entitled to receive the Company Termination Fee pursuant to Section 7.4(b) or the Company is entitled to receive the Parent Termination Fee pursuant to Section 7.4(a), the Company Termination Fee or the Parent Termination Fee, as applicable, shall, subject to Section 8.5(c), and except in the event of fraud or Willful Breach, be the sole and exclusive remedy for monetary damages available to the applicable party and its Affiliates, on the one hand, against the other party and its former, current and future holders of any equity, directors, officers, employees, agents, Affiliates, or other Representatives, on the other hand, for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement, the Equity Commitment Letter or the Transactions.

Article VIII
Miscellaneous Provisions

Section 8.1             Amendment or Supplement. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time only by execution and delivery of an instrument in writing signed on behalf of each of Parent, Merger Subsidiary and the Company, and any other purported amendment shall be null and void; provided, however, that after the Company Stockholder Approval shall have been obtained, no amendment shall be made to this Agreement that requires the further approval of such stockholders of the Company without such further approval.

Section 8.2             Extension of Time, Waiver, etc. At any time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Subsidiary, on the other hand, may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements or other covenants contained in this Agreement; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Subsidiary in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of the Company, Parent or Merger Subsidiary to any such extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered on behalf of the Company or Parent, as applicable, and any other purported extension or waiver shall be null and void.

Section 8.3             No Survival. None of the representations, warranties, agreements and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, this Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance in whole or in part after the Closing.

Section 8.4             Entire Agreement; No Third-Party Beneficiary. This Agreement, including the exhibits hereto, the Company Disclosure Schedules and the documents and instruments relating to the Merger referred to in this Agreement, including the Confidentiality Agreement, the Equity Commitment Letter and the Clean Team Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, provided, however, the Confidentiality Agreement, the Equity Commitment Letter and the Clean Team Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement, the Equity Commitment Letter or the Clean Team Agreement, as applicable, is terminated in accordance with its terms. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Schedules and the Parent Disclosure Schedules are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUBSIDIARY, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE OR MADE AVAILABLE BY ITSELF OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (i) with respect to the Indemnified Persons who are express third-party beneficiaries of Section 5.9, (ii) from and after the Effective Time, the rights of the holders of Company Common Stock and Company Equity Awards to receive the Merger Consideration, the Company RSA Merger Consideration and the Company PSA Merger Consideration payable in accordance with Section 1.3 and Section 1.5, and (iii) prior to the Effective Time, the Company shall have the right, on behalf of the holders of shares of Company Common Stock or Company Equity Awards (each of which are express third-party beneficiaries of this Agreement to the extent required for this provision to be enforceable) to pursue claims for damages (which may include, if proven and as determined by a court of competent jurisdiction, damages based on the loss of the economic benefits of the Merger to holders of shares of Company Common Stock and Company Equity Awards, taking into account the amount of Merger Consideration and the loss of premium offered to such holders) under this Agreement in the event of a breach of this Agreement by Parent or Merger Subsidiary (provided, that the Company shall have the sole and exclusive right to enforce the rights granted under this clause (iv) as agent for such holders of shares of Company Common Stock and Company Equity Awards, and any amounts received by the Company in connection therewith may be (x) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company on behalf of the holders of shares of Company Common Stock and Company Equity Awards in any manner the Company deems fit).

Section 8.5             Applicable Law; Jurisdiction.

(a)              THIS AGREEMENT SHALL BE DEEMED TO BE MADE AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE MERGER, SHALL BE INTERPRETED, CONSTRUED AND GOVERNED IN ALL RESPECTS BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.9 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)             EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.5.

(c)              The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that: (i) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (ii) the provisions of Section 7.4 are not intended to and do not adequately compensate the parties hereto for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (iii) the right to an injunction, specific enforcement and other equitable relief is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement.

(d)             The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.5, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.5 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.5 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.5 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

(e)              Notwithstanding anything to the contrary in this Agreement, to the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 8.6             Non-Reliance.

(a)              Parent and Merger Subsidiary hereby acknowledge and agree (each for itself and on behalf of its Affiliates and Representatives) that, as of the Agreement Date, Parent, Merger Subsidiary and their respective Affiliates and Representatives (i) have received full access to (A) such books and records, facilities, equipment, contracts and other assets of the Company that Parent and Merger Subsidiary and their respective Affiliates and Representatives, as of the Agreement Date, have requested to review and (B) the electronic data room hosted by the Company in connection with the Transactions (the “Electronic Data Room”), and (ii) have had the full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)             In connection with the due diligence investigation of the Company by Parent and Merger Subsidiary and their respective Affiliates and Representatives, Parent and Merger Subsidiary and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Subsidiary hereby acknowledge and agree that: (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Subsidiary are familiar; (ii)  Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (iii) Parent and Merger Subsidiary hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 8.6 and have relied solely on the results of their own independent investigation and on the representations and warranties made by the Company and contained in Article III. Accordingly, Parent and Merger Subsidiary hereby acknowledge and agree that none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

(c)              Except as and only to the extent expressly set forth in the representations and warranties made by the Company and contained in Article III, Parent and Merger Subsidiary hereby acknowledge and agree that neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives or any other Person.

Section 8.7             Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.8             Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.9             Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.9):

if to Parent or Merger Subsidiary:

MAPFRE U.S.A. CORP.
211 Main Street
Webster, MA 01570
Email: Jaime Tamayo
Attention: ******

with a copy to (which copy shall not constitute notice):

Hogan Lovells Cadwalader US LLP

390 Madison Avenue

New York, New York 10017

Attention:	Peter Cohen-Millstein
Adrienne Ellman
Email:	******
******

if to the Company:

Safety Insurance Group, Inc.
20 Custom House Street
Boston, MA 02110
Email: ******
Attention: Geroge M. Murphy

with copies to (which copies shall not constitute notice):

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, NY 10020

Attention:	Christopher P. Giordano
Carina Meleca
Email:	******
******

Section 8.10          Fees and Expenses. Except as expressly provided for in this Agreement, all fees and expenses shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 8.11          Construction.

(a)              For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)             The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)              As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (iii) the word “or” shall not be exclusive, (iv) the word “will” shall be construed to have the same meaning as the word “shall” and (v) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(d)             Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)              The phrases “made available to,” “provided to,” “furnished to,” by the Company, and phrases of similar import when used in this Agreement, unless the context otherwise requires, means that a copy of the information or material referred to (i) has been provided by the Company to Parent, including by means of being provided for review in the Electronic Data Room, in connection with this Agreement or (ii) has been filed by the Company in the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database for the SEC.

(f)              When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(g)             Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(h)             References to a Person are also to its permitted successors and assigns.

Section 8.12          Counterparts; Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Agreement Date by their respective officers thereunto duly authorized.

MAPFRE U.S.A. CORP.

By:	/s/ Jaime Tamayo
Name:	Jaime Tamayo
Title:	President and Chief Executive Officer

SPLASH MERGER SUB, INC.

By:	/s/ Jaime Tamayo
Name:	Jaime Tamayo
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Agreement Date by their respective officers thereunto duly authorized.

SAFETY INSURANCE GROUP, INC.

By:	/s/ George M. Murphy
Name:	George M. Murphy
Title:	President and Chief Executive Officer

EXHIBIT A

DEFINITIONS

1.1       Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition

Agreement Date	Preamble
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)(iii)
Book-Entry Share	Section 1.2(a)
Capitalization Date	Section 3.2(a)
CBAs	Section 3.14
Certificate	Section 1.2(a)
Change	Section 3.6
Change of Recommendation	Section 5.3(c)(i)(A)
claim	Section 4.8
Closing Date	Section 1.1(b)
Closing	Section 1.1(b)
Company	Preamble
Company Board Recommendation	Section 3.3(b)
Company Board	RECITALS
Company Charter Documents	Section 3.1
Company Disclosure Schedules	Article III
Company Financial Advisor	Section 3.8
Company Insurance Subsidiary	Section 3.18(a)(i)
Company Material Contract	Section 3.16(a)
Company Owned Software	Section 3.13(g)
Company Preferred Stock	Section 3.2(a)
Company PSA Merger Consideration	Section 1.5(b)
Company Reinsurance Contract	Section 3.18(e)
Company RSA Merger Consideration	Section 1.5(a)
Company SEC Reports	Article III
Company Stockholder Approval	Section 3.3(a)
Company Subsidiaries	Section 3.1
Company Termination Fee	Section 7.4(b)
Confidentiality Agreement	Section 5.13
Continuation Period	Section 5.12(a)
Covered Employees	Section 5.12(a)
D&O Insurance	Section 5.9(c)
debt	Section 4.8
Determination Notice	Section 5.3(d)(ii)
DGCL	Section 1.1(a)
Dissenting Shares	Section 1.4
DPA	Section 3.12(d)
Effective Time	Section 1.1(c)
Electronic Data Room	Section 8.6(a)
Equity Commitment Letter	RECITALS
Exchange Agent	Section 1.3(a)

i

Exchange Fund	Section 1.3(a)
FLSA	Section 3.14(b)
Governmental Approval	Section 6.1(b)
Governmental Regulatory Entity	Section 5.6(d)(i)
Indemnified Persons	Section 5.9(a)
Insurance Regulator	Section 3.18(a)(ii)
Insurance Regulatory Laws	Section 3.18(a)(ii)
Interim Period	Section 5.1
Intervening Event	Section 5.3(d)
Latest Balance Sheet Date	Section 3.5(e)
Leased Real Property	Section 3.17(b)
Legal Restraint	Section 6.1(c)
Merger Consideration	Section 1.2(a)
Merger Subsidiary	Preamble
Merger	RECITALS
Misconduct Allegation	Section 3.14(f)
Non-Qualified Deferred Compensation Plan	Section 5.12(g)
Notice Period	Section 5.3(d)(ii)
Parent	Preamble
Parent Disclosure Schedules	Article IV
Parent Employee Benefit Plan	Section 5.12(d)
Parent Termination Fee	Section 7.4(a)
Permits	Section 3.12(c)
Privacy Laws	Section 3.13(h)
Producers	Section 3.20
Proxy Statement	Section 5.4(a)
Regulatory Laws	Section 3.3(c)
SAP	Section 3.18(b)
SEC	Article III
Section 409A	Section 5.12(g)
Solvent	Section 4.8
Statutory Statements	Section 3.18(b)
Stockholders Meeting	Section 5.5
Surviving Corporation	Section 1.1(a)
Termination Date	Section 7.1(b)
Transaction Litigation	Section 5.10
Voting Agreements	RECITALS
WARN Act	Section 3.14(e)
Willful Breach	Section 7.3

1.2       Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with the Company that contains provisions (other than with respect to any immaterial provisions) that are not less favorable to the Company in any material respect than the terms of the Confidentiality Agreement.

“Acquisition Proposal” means any bona fide written offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Subsidiary or one of Parent’s other Subsidiaries).

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any Person that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; or (c) any sale, lease, exchange, transfer or other disposition to any Person of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Law” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended, the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other federal, state and foreign statutes, rules, regulations, and administrative and judicial doctrines, including merger control Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Boston, Massachusetts or New York, New York are authorized or required by Law to be closed for business; provided, that “Business Day” shall also mean any day except Saturday, Sunday or any other day on which commercial banks located in Madrid, Spain are authorized or required by Law to be closed for business for purposes of Section 1.1.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing systems, information technology systems, record keeping systems, communications systems, telecommunications systems, networks, interfaces, platforms, servers, peripherals, and computer systems that are owned or controlled by the Company or any Company Subsidiary and used in the conduct of the Company’s or Company Subsidiaries’ businesses.

“Clean Team Agreement” means that certain clean team letter agreement dated June 30, 2026, by and between Parent and the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Employee” means any current employee or officer of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” means any written employment, consulting, bonus, incentive, deferred compensation, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control, or other similar Contract, other than any Company Employee Benefit Plan, currently in effect between: (a) the Company or any Company Subsidiaries and (b) any current or former Company Employee or director or other individual service provider of the Company or any Company Subsidiary who is a natural person.

“Company Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in ERISA § 3(3)); and (b) each other employee benefit plan, program, policy or arrangement, including any retirement, post-retirement, paid time-off, deferred compensation, profit sharing, unemployment compensation, welfare, fringe benefit, bonus, incentive, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control plan, program, policy or arrangement (whether or not subject to ERISA § 3(3)) currently maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any Company Subsidiary with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof or with respect to which the Company or any of the Company Subsidiaries would reasonably be expected to have any material liability, but excluding (i) any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be provided by statute and (ii) any Company Employee Agreement.

“Company Equity Awards” means the Company RSAs and Company PSAs.

“Company ERISA Affiliate” means any Entity with which the Company or any Company Subsidiary is considered a single employer under Section 414(b), (c) or (m) of the Code.

“Company Intellectual Property” means all of the Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Change that, individually or in the aggregate, has or would be reasonably expected to have a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute or contribute to, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect:

(a)       general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally, except to the extent such Changes have a disproportionate effect on the Company and its Company Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Company Subsidiaries operate;

(b)       conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company or Company Subsidiaries operate, except to the extent such Changes have a disproportionate effect on the Company and its Company Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Company Subsidiaries operate;

(c)       conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, and (ii) any suspension of trading in equity, debt, derivative or hybrid securities, or securities generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, except to the extent such Changes have a disproportionate effect on the Company and its Company Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Company Subsidiaries operate;

(d)       any declines in the market price or trading volume of the Company Common Stock in and of itself, or the credit rating, insurance or other rating, claims paying ratings of the Company, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect);

(e)       regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared, including, for the avoidance of doubt, the current conflict among the United States of America, Israel and Iran (and any other countries in the Middle East), the current conflict between the Russian Federation and Ukraine and the war and conflict between Israel and Hamas and related military operations), armed or unarmed hostilities or attacks (including cyber-attacks, social unrest, protests or blockades), acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world, except to the extent such Changes have a disproportionate effect on the Company and its Company Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Company Subsidiaries operate;

(f)       any actions taken or failure to take action, by Parent or any of its controlled Affiliates, or to which Parent has consented or requested; or the taking of any action required by this Agreement; or the failure to take any action prohibited by this Agreement;

(g)       any changes in applicable Law, accounting rules (including GAAP) or SAP, including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners, any Insurance Regulator and the Financial Accounting Standards Board, or other legal or regulatory conditions or the enforcement, implementation or interpretation thereof, except to the extent such Changes have a disproportionate effect on the Company and its Company Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Company Subsidiaries operate;

(h)       the announcement of this Agreement, pendency or completion of the Transactions, including (i) the identity of Parent, (ii) the loss or departure of officers or other employees of the Company or any of the Company Subsidiaries, (iii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (iv) any other negative development (or potential negative development) in the Company’s and the Company Subsidiaries’ relationships with any of their employees, customers, suppliers, distributors or other business partners;

(i)        any natural or man-made disaster, hurricane, earthquake, flood or acts of God including the effect of any such Change on the Company’s financial strength;

(j)        public health emergency, pandemic, epidemic, disease outbreak or public health event, or other force majeure events; or contagions, quarantine restrictions or other similar measures related to public health matters and any governmental or industry responses thereto (or the worsening of any of the foregoing), including, in each case, increases in liabilities under or in connection with insurance or Company Reinsurance Contracts arising from the foregoing, except to the extent such Changes have a disproportionate effect on the Company and its Company Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Company Subsidiaries operate;

v

(k)       the availability or cost of equity, debt or other financing to Parent or Merger Subsidiary;

(l)        any Legal Proceeding threatened, made or brought based upon, arising out of or with respect to this Agreement or any of the Transactions;

(m)       any failure to obtain any Governmental Approvals set forth in Section 6.1(b) of the Company Disclosure Schedules; or

(n)        the matters expressly set forth in the Company Disclosure Schedules (solely to the extent of the disclosures set forth therein based on the information made available to Parent prior to the Agreement Date, and not to the extent of any new information or any escalation or worsening thereof, or other events that arise therefrom).

“Company Plan” means any Company Employee Benefit Plan or Company Employee Agreement.

“Company Product(s)” means any and all products and services of the Company or any Company Subsidiary that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company Registered Intellectual Property” means Company Intellectual Property that is Registered Intellectual Property.

“Company PSA” means an award of performance-based restricted shares of Company Common Stock granted under any Company Stock Plan, including those granted pursuant to a performance-vesting restricted stock agreement, which is subject to performance-based vesting conditions.

“Company RSA” means an award of restricted shares of Company Common Stock granted under any Company Stock Plan, including pursuant to a restricted stock agreement, and which is not subject to performance-based vesting conditions.

“Company Stock Plan” means, collectively, the 2018 Long-Term Incentive Plan, as amended from time to time, and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other Contract entered into by the Company or any of the Company Subsidiaries.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” shall be references to “50%.”

“Contract” means any written agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“FDI Laws” means any Law pertaining to foreign direct investment or any other Laws that are designed or intended to prohibit, restrict or regulate foreign investments in equities, securities, entities, assets, land or interests.

“Form A” means the Form A Statement of Acquisition of Control filed by Parent with the Massachusetts Commissioner of Insurance pursuant to M.G.L. c. 175, § 206B regarding the proposed acquisition of control of the four (4) Company Insurance Subsidiaries.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means any federal, state, local, international, multinational, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, and (c) all indebtedness of another Person referred to in clauses (a) and (b) above guaranteed by such Person.

“Insurance Contract” means any contract, agreement or policy of insurance or reinsurance, binder, slip, endorsement or certificate, and forms with respect thereto, including any life, health, accident and disability insurance policy, variable, fixed, indexed or payout annuity, guaranteed investment contract and any other insurance policy or insurance or annuity contract or certificate issued, ceded or assumed by the Company or any of its Company Subsidiaries.

“Intellectual Property Rights” means all intellectual property, intellectual property rights and proprietary rights of any kind or nature, that are protected, created or arising under the laws of the United States or any other jurisdiction, including all such rights in: (a) all United States and other patents and utility models and applications therefor (including provisional applications) and all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (b) all trade secrets and similar rights in confidential information that derive economic value from being maintained as confidential (collectively, “Trade Secrets”), know-how, and materials (including inventions, discoveries, Software and related models and documentation, other works of authorship, confidential information, and technology); (c) all copyrights and all other rights corresponding or similar thereto in any works of authorship (collectively, “Copyrights”), moral and economic rights of authors or inventors; (d) all trademark rights and similar rights in trade names, trade dress, logos, trademarks and service marks, including all goodwill associated therewith (collectively, “Trademarks”); (e) all rights in data, databases and data collections (including knowledge databases, customer lists and customer databases); (f) all rights to uniform resource locators, web site addresses and domain names (collectively, “Domain Names”) and social media accounts; (g) all rights of privacy or publicity; (h) any similar, corresponding or equivalent rights to any of the foregoing; (i) any registrations of or applications to register any of the foregoing; and (j) tangible embodiments of any of the foregoing, in any form or medium.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment Assets” means all assets owned or held by the Company or Company Subsidiaries for investment purposes, whether held in a general account, separate account, or otherwise, including all (a) bonds, notes, debentures, and other debt instruments; (b) capital stock, partnership and limited liability company interests, and other equity interests; (c) cash equivalents, including certificates of deposit, commercial paper, and money-market instruments; (d) real estate and interests in real estate (other than real property used in the conduct of the business); (e) derivative instruments; (f) policy loans and other loans; and (g) all other assets reflected as investments on the books and records of the Company or Company Subsidiaries or required to be reported as such on any Statutory Statement, together with all income and proceeds thereof, but excluding any investment in a Subsidiary.

“Investment Mismatch” means any breach of applicable Law or of the Company’s internal investment policy, or any incorrect valuation of assets, that, individually or in the aggregate, requires rebalancing, divestments, provisions or capital adjustments.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of those individuals set forth in Section 1.0(a) of the Company Disclosure Schedules and (b) Parent or Merger Subsidiary, the actual knowledge of those individuals set forth in Section 1.0(b) of the Parent Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, or other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course of business with respect to Company Products.

“Legal Proceeding” means any action, suit, complaint, formal charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, license, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“Malicious Code” means any malicious computer code or other mechanism of any kind designed to disrupt, disable or harm the operation of any Business System or in order to misuse, gain unauthorized access to, or misappropriate any Personal Information contained therein (including viruses, Trojan horses, worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with the passage of time or upon command).

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Non-Scheduled Contracts” means the following Contracts: (a) non-disclosure agreements under customary terms, (b) commercially available off-the-shelf software pursuant to standard “off-the-shelf,” “shrink wrap,” or “click wrap” agreements, (c) purchase orders, invoices, and similar confirmatory or administrative documents, schedules or addenda that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and do not contain any material terms or conditions and (d) any slips, binders, cover notes or similar documentation accompanying any insurance, reinsurance or retrocession treaties.

“Open Source Software” means software licensed or made available under “open source,” “free” or similar terms or models, including as defined by the Open Source Initiative (OSI) or Free Software Foundation (FSF) (including Software licensed pursuant to any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License or MIT, or Apache licenses).

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Parent Material Adverse Effect” means any Change that, individually or in the aggregate, would or would be reasonably likely to prevent, materially impair, materially delay or otherwise have a material adverse effect on the ability of Parent or Merger Subsidiary to perform its obligations under this Agreement or to consummate the Transactions in accordance with the terms of this Agreement.

“Permitted Lien” means (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not due and payable or that are being contested in good faith by appropriate proceedings; (b) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in the Company’s consolidated financial statements in accordance with GAAP; (c) Liens affecting the interest of the grantor of any easements benefiting any real property; (d)  Liens granted in the ordinary course of business in connection with the insurance or reinsurance business of the Company or its Company Subsidiaries on cash and cash equivalent instruments or other investments; (e) defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties and assets to which they relate; (f) zoning, building and other similar Laws (excluding violations thereof); (g) any conditions that would be disclosed by a current, accurate survey or physical inspection; (h) Liens discharged at or prior to the Closing; (i) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (j) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (k) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; (l) Liens that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole; (m) Liens that would be disclosed by a search of Uniform Commercial Code filings in the jurisdiction of incorporation or organization of each of the Company and Company Subsidiaries; and (n) Liens under any of the Company or any Company Subsidiary’s existing credit facilities and/or agreements as of the Agreement Date and listed on Section 1.0(c) of the Company Disclosure Schedules.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means any data that can reasonably be used to identify a natural person, including any information that is defined as personal information, personally-identifiable information, or personal data under any Privacy Law applicable to the Company or the Company Subsidiaries.

“Real Property Leases” means the leases, subleases, licenses and occupancy agreements, together with all amendments thereto, underlying the Leased Real Property or otherwise affecting the Leased Real Property.

“Registered Intellectual Property” means all Intellectual Property Rights that are registered with any Governmental Authority or registrar, including applications for any of the foregoing.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, consultants, investment bankers and other advisors and representatives.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Security Breach” means any (a) unauthorized access or use of any of the Business Systems, (b) unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information, or (c) successful ransomware attack.

“Software” means any and all computer programs and software, including any and all firmware and software implementations of algorithms, models and methodologies, whether in source code or object code, and all related documentation.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide Acquisition Proposal that if consummated would result in a Person owning, directly or indirectly, (a) more than 50% of the outstanding shares of the Company Common Stock or (b) more than 50% of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, taking into account at the time of determination all relevant circumstances deemed relevant by the Company Board, including as the Company Board deems relevant various legal, financial, regulatory and financing aspects of the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in writing in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal.

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“Tax” means (a) any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges imposed by any Governmental Authority, including taxes or other charges on or with respect to income, capital gains, franchise, business, windfall, net worth, gross receipts, property, sales, use, surtax, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, estimated, excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; and (b) any and all interest, penalties, additions to tax and fines imposed in connection with or with respect to any of the foregoing amounts.

“Tax Return” means (a) any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax, including any attachment thereto or amendment thereof, and (b) TD F 90-22.1 (and its successor form, FinCEN Form 114).

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.